Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 21, 2016, by and among: ARBOR PHARMACEUTICALS, LLC a Delaware limited liability company (“Parent”); AP ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and XENOPORT, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of the Company by Parent, it is proposed that Acquisition Sub make a tender offer to acquire all of the issued and outstanding Company Shares that would be entitled to vote on the adoption or rejection of this Agreement pursuant to the Delaware General Corporation Law (the “DGCL”), absent the application of Section 251(h) thereof, upon the terms and subject to the conditions set forth in this Agreement. (Such tender offer, as it may be extended, amended or supplemented from time to time, is referred to in this Agreement as the “Offer.”)

C. Each Company Share accepted for payment pursuant to the Offer will be exchanged for $7.03 (such dollar amount, or any greater dollar amount per Company Share paid pursuant to the Offer, as such dollar amount may be adjusted pursuant to Section 1.1(e), being referred to in this Agreement as the “Per Share Amount”), net to the seller in cash, subject to any required withholding of taxes under applicable Legal Requirements.

D. It is further proposed that, after acquiring Company Shares pursuant to the Offer, Acquisition Sub merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub into the Company being referred to in this Agreement as the “Merger”).

E. The respective boards of directors of Parent, Acquisition Sub and the Company have unanimously: (i) authorized the execution and delivery of this Agreement and the performance by such parties of their respective obligations under this Agreement; (ii) determined that the Offer and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of their respective stockholders; and (iii) approved this Agreement and declared its advisability, in each case upon the terms and subject to the conditions set forth in this Agreement.

F. The board of directors of the Company (the “Company Board”) has unanimously resolved to recommend that the holders of Company Shares accept the Offer and tender all of their Company Shares in the Offer, upon the terms and subject to the conditions set forth in this Agreement.

G. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1 THE OFFER

1.1 Tender Offer.

(a) Unless this Agreement shall have previously been validly terminated in accordance with Section 7, and provided that the Company has complied with its obligations under Section 1.3(e) in all material respects, as promptly as practicable, but in any event within the 10 business day period commencing on the first business day after the date of this Agreement, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for all of the outstanding Company Shares (including any Company Shares subject to repurchase rights in favor of the Company), at a price per Company Share equal to the Per Share Amount. (The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”)

(b) Subject to any extension of the Offer pursuant to Section 1.1(d), as promptly as practicable following the earliest date as of which Acquisition Sub is permitted under applicable law to accept for payment Company Shares tendered pursuant to the Offer (and not validly withdrawn), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment all Company Shares tendered pursuant to the Offer (and not validly withdrawn); provided that each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived. The obligation of Acquisition Sub to accept for payment Company Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after the acceptance for payment of any Company Shares tendered pursuant to the Offer (and not validly withdrawn), Acquisition Sub shall pay for such Company Shares.

(c) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Acquisition Sub shall (without the prior written consent of the Company):

(i) change or waive the Minimum Condition;

(ii) decrease the number of Company Shares sought to be purchased by Acquisition Sub in the Offer;

(iii) subject to Section 1.1(e), reduce the Per Share Amount to be paid pursuant to the Offer;

(iv) extend or otherwise change the Expiration Time of the Offer (except to the extent permitted or required pursuant to Section 1.1(d));

(v) change the form of consideration payable in the Offer;

(vi) impose any condition to the Offer in addition to the Offer Conditions;

(vii) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting any of the holders of Company Shares; or

(viii) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d) The Offer shall expire at 11:59 p.m., New York City time, on the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the Offer Commencement Date (such initial expiration time and date of the Offer, the “Initial Expiration Time”), unless the Offer has been extended as provided in this Agreement (the Initial Expiration Time, or such later expiration time and date to which the Offer has been so extended, the “Expiration Time”). Subject to the parties’ respective rights to terminate this Agreement pursuant to Section 7, the Offer may or shall, as applicable, be extended from time to time as follows:

(i) if, at the then-scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived, then: (A) Acquisition Sub may extend (and re-extend) the Offer and the then-scheduled Expiration Time for one or more additional periods of not more than 10 business days each, ending no later than 11:59 p.m., New York City time, on the business day immediately preceding the End Date, to permit such Offer Condition to be satisfied; and (B) to the extent requested by the Company from time to time, Acquisition Sub shall extend (and re-extend) the Offer and the then-scheduled Expiration Time for one or more periods (the length of such periods, but in no event longer than 10 business days each, to be determined by Acquisition Sub) ending no later than 11:59 p.m., New York City time, on the business day immediately preceding the End Date, to permit such Offer Condition to be satisfied;

(ii) Acquisition Sub shall extend the Offer for any period required by applicable Legal Requirements, any interpretation or position of the SEC or its staff or the rules of The Nasdaq Stock Market LLC applicable to the Offer;

(iii) if, at the then-scheduled Expiration Time, the Company brings or shall have brought any action in accordance with Section 8.13 to enforce specifically the performance of the terms and provisions of this Agreement by Parent or Acquisition Sub, the Expiration Time shall be extended: (A) for the period during which such action is pending; or (B) by such other time period established by the court presiding over such action, as the case may be, but, in any event, ending no later than 11:59 p.m., New York City time, on the business day immediately preceding the End Date; or

(iv) if: (A) on or after the date that is the second business day prior to the date on which the then-scheduled Expiration Time will occur the full amount of the Debt Financing (or any alternative financing in an amount sufficient, together with any cash on the balance sheet of Parent and any cash on the balance sheet of the Company, to enable the transactions contemplated by this Agreement to be consummated) is not reasonably expected to be available to be funded promptly after the Expiration Time (a “Financing Delay”) and Parent notifies the Company in writing that a Financing Delay has occurred (such notice, the “Financing Delay Notice”); (B) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied) on the date on which Parent delivers the Financing Delay Notice to the Company; and (C) only with respect to clause “(1)” below, Parent and Acquisition Sub irrevocably acknowledge and agree in a writing delivered to the Company (which writing need only be delivered one time) that all Offer Conditions set forth in clauses “(2)(b),” “(2)(c),” “(2)(e),” (2)(g)” (except in such certificate with respect to clause “(2)(d)” of Annex I) and “(2)(h)” of Annex I shall be deemed to have been satisfied or waived at the Expiration Time, then: (1) Acquisition Sub shall have the right in its sole discretion to extend (and re-extend) the Offer and the then-scheduled Expiration Time for one or more periods of up to five business days each (each such increment to end at 11:59 p.m., New York City time, on the last business day of such period) (the length of such periods, but in no event longer than five business days each, to be determined by Acquisition Sub), or such other duration as may be agreed to by Parent and the Company; and (2) to the extent requested by the Company from time to time, Acquisition Sub shall extend (and re-extend) the Offer and the then-scheduled Expiration Time for one or more periods of at least five business days and no more than 10 business days each (each such increment to end at 11:59 p.m., New York City time, on the last business day of such period); provided, however, that Acquisition Sub shall not (under either clause “(1)” or “(2)” above) be permitted to extend the Offer to a time and date that is later than 11:59 p.m., New York City time, on the second business day after the End Date.

The Offer may not be terminated prior to the then-scheduled Expiration Time unless this Agreement is validly terminated in accordance with Section 7.

(e) If, between the date of this Agreement and the Acceptance Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be adjusted to the extent appropriate.

1.2 Actions of Parent and Acquisition Sub.

(a) On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference Acquisition Sub’s offer to purchase and related letter of transmittal (the forms of which shall be reasonably acceptable to the Company) and the related form of summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Company Shares to the extent required by applicable Legal Requirements. Subject to Section 1.3(d), the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents. Parent and Acquisition Sub shall cause the Offer Documents to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company that is required or reasonably requested by Parent or Acquisition Sub in connection with the Offer Documents. Parent and Acquisition Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC and prior to the dissemination thereof to the Company’s stockholders. Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent or Acquisition Sub (or by counsel to Parent or Acquisition Sub) from the SEC or its staff with respect to any of the Offer Documents. Each of Parent and Acquisition Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments proposed to be provided to the SEC or its staff.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder: (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect; and (ii) each of Parent and Acquisition Sub shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Shares. The

Company shall promptly furnish to Parent all information concerning the Company that may be reasonably requested by Parent in connection with any action contemplated by this Section 1.2(b).

(c) Without limiting the generality of Section 8.11, Parent shall cause to be provided to Acquisition Sub all of the funds necessary to purchase any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer, and shall cause Acquisition Sub to perform, on a timely basis, all of Acquisition Sub’s obligations under this Agreement.

(d) The parties to this Agreement expressly elect to have this Agreement and the transactions contemplated hereby governed by Section 251(h) of the DGCL and Parent and Acquisition Sub shall cause the Merger to be effected as soon as practicable following the consummation of the Offer.

1.3 Actions of the Company.

(a) On or as promptly as practicable after the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Shares to the extent required by applicable federal securities laws, and subject to the final sentence of Section 1.3(b)) disseminate to holders of Company Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D -9”) that, subject to Section 1.3(d), shall contain the recommendation of the Company Board that stockholders of the Company tender their Company Shares pursuant to the Offer (the “Company Board Recommendation”) and the notice and other information required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent and Acquisition Sub that is required or reasonably requested by the Company in connection with the Schedule 14D-9. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of Company Shares; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Change in Recommendation. The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 1.3(b), to be disseminated to holders of Company Shares. Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent or Acquisition Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 1.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of Company Shares together with the Offer Documents disseminated to the holders of Company Shares.

(c) Neither the Company Board nor any committee thereof shall, except as permitted by Section 1.3(d) or Section 5.2: (i) withdraw, modify, amend or qualify, in a manner adverse to Parent and Acquisition Sub, the Company Board Recommendation; (ii) approve, recommend or declare advisable any Acquisition Proposal; (iii) publicly propose or announce any intention to take any of the foregoing actions (any action described in clauses “(i),” “(ii)” or “(iii)” being referred to as a “Change in Recommendation”); or (iv) cause or permit the Company to enter into any contract (other than a confidentiality agreement entered into in compliance with Section 5.2(a)) contemplating an Acquisition Transaction (any such contract, an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i) make a Change in Recommendation in response to an Acquisition Proposal and/or cause the Company to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal if: (A) such Acquisition Proposal did not result from a breach of Section 5.2(a); (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, (1) that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (2) that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to enter into such Alternative Acquisition Agreement would be a breach by the Company Board of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (C) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and including the identity of the Person making such Superior Proposal and the material terms thereof or (in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement) including a copy of such Alternative Acquisition Agreement; (D) during the four business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice, the Company negotiates in good faith with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the negotiation period described in clause “(D)” above, the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement and the Offer that Parent and Acquisition Sub have proposed to make as a result of the negotiations contemplated by clause “(D)” above, that (1) such Acquisition Proposal constitutes a Superior Proposal, and (2) the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would be a breach by the Company Board of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; and (F) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 7.1(f); provided, however, that if such Superior Proposal is materially modified (it being agreed that any change in the amount, form or mix of consideration shall constitute a material modification), the Company shall again comply with its obligations under clauses “(C)” through “(E)” of this Section 1.3(d)(i) with respect to such modified Superior Proposal (with the negotiation period in clause “(D)” above reduced to three business days); or

(ii) make a Change in Recommendation not related to an Acquisition Proposal if: (A) any material change in circumstances arises after the date of this Agreement affecting the Company that does not relate to any Acquisition Proposal (any such material change in circumstances unrelated to an Acquisition Proposal being referred to as a “Change in Circumstances”), provided, however, in no event shall any of the following constitute a Change in Circumstances: (1) the announcement or pendency of this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement; or (2) the fact that the Company meets or exceeds internal or analysts’ expectations or projections; (B) the Company Board determines in good faith, after consultation with its outside legal counsel, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be a breach by the Company Board of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (C) such Change in Recommendation is not effected prior to the fourth business day after Parent receives written notice from the Company confirming that the Company Board intends to effect such Change in Recommendation, including a description of the Change in Circumstances in reasonable detail; (D) during such four business day period, if requested by Parent, the Company engages in good faith negotiations with Parent (to the extent Parent desires to negotiate) to amend this Agreement or the Offer or enter into an alternative transaction; and (E) at the end of such four business day period, the Company Board determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement and the Offer that Parent and Acquisition Sub have proposed to make as a result of the negotiations contemplated by clause “(D)” above, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be a breach by the Company Board of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(e) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Acquisition Sub a list, as of the most recent practicable date, of the record holders of Company Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Company Shares. The Company will furnish Acquisition Sub with such additional information (including any security position listings as of the most recent practicable date in the Company’s possession and updated lists of the record holders of Company Shares) and assistance as Acquisition Sub may reasonably request for purposes of communicating the Offer to the holders of Company Shares. Except as required by applicable Legal Requirements or as necessary to communicate the Offer, all information furnished in accordance with this Section 1.3(e) shall be held in confidence by Parent and Acquisition Sub in accordance with the requirements of the Mutual Confidentiality Agreement, dated April 1, 2016, between Parent and the Company, as amended (the “Confidentiality Agreement”), and shall be used by Parent and Acquisition Sub only in connection with the communication of the Offer to the holders of Company Shares.

SECTION 2 THE MERGER; EFFECTIVE TIME

2.1 Merger of Acquisition Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of DGCL and shall be effected as soon as practicable following consummation of the Offer.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, as promptly as practicable after the Acceptance Time and the satisfaction or waiver of the conditions set forth in Section 6, the parties hereto shall cause a properly executed certificate of merger (or, if applicable, a certificate of ownership and merger) conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”). At 9:00 a.m. (Pacific time) on the date on which the Certificate of Merger is to be so filed, a closing shall be held at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood City, California 94065 (or such other place or time as Parent and the Company may jointly designate) for the purpose of confirming the satisfaction or waiver of each of the conditions set forth in Section 6.

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) subject to Section 5.10, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time (except the name of the Surviving Corporation shall be XenoPort, Inc.), until thereafter amended as provided therein and by applicable Legal Requirements;

(b) subject to Section 5.10, the Bylaws of the Surviving Corporation shall be amended and restated to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable Legal Requirements; and

(c) the initial directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

2.5 Conversion of Company Shares. Subject to Section 2.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or any holder of Company Shares:

(a) any Company Shares then held by the Company (or held in the Company’s treasury) shall cease to exist, and no consideration shall be paid in exchange therefor;

(b) any Company Shares then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall cease to exist, and no consideration shall be paid in exchange therefor;

(c) except as provided in clauses “(a)” and “(b)” above, each Company Share issued and outstanding immediately prior to the Effective Time (excluding any Appraisal Shares) shall be converted into the right to receive, in cash, without interest, the Per Share Amount (subject to applicable withholding taxes), and shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the payment provided by this Section 2.5(c); and

(d) each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, par value $0.01 per share, of the Surviving Corporation.

Without duplication of the effects of Section 1.1(e), if, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each Company Share is converted in the Merger shall be adjusted to the extent appropriate.

2.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Shares outstanding immediately prior to the Effective Time shall cease to exist as provided in Section 2.5 and all holders of certificates previously representing Company Shares or non-certificated Company Shares represented by book entry (“Book Entry Shares”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Company Shares (a “Company Stock Certificate”) is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

2.7 Payment for Company Shares.

(a) Prior to the Effective Time, (i) Parent (after consultation with and approval of the Company) shall select a reputable bank or trust company to act as paying agent with respect to the Merger (the “Paying Agent”), and (ii) Parent shall cause to be made available to the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments pursuant to Section 2.5 to holders of Company Shares outstanding immediately prior to the Effective Time.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Shares described in Section 2.5(c) a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Shares in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share, together with a properly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 2.7(e), the transferee of the Company Shares previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 2.5(c). The cash paid upon surrender of Company Stock Certificates or Book Entry Shares in accordance with this Section 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Company Stock Certificates or Book Entry Shares. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c) On or after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law. If any Company Stock Certificates or Book Entry Shares have not been surrendered prior to the date on which the cash amounts payable with respect thereto would escheat to or become the property of any Governmental Entity, any such cash amounts shall, to the extent permitted by applicable Legal Requirements, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person (who shall be the record holder of such Company Stock Certificate) claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e) In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made with respect to such Company Shares to a transferee of such Company Shares if the Company Stock Certificate previously representing such Company Shares (if applicable) is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f) The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Shares.

(g) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect thereto under the Code or any other applicable state, local or foreign Legal Requirements relating to taxes. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (a) shall be remitted to the applicable Governmental Entity as required by applicable Legal Requirements, and (b) shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction or withholding was made.

2.8 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares shall not be converted into or represent the right to receive payment in accordance with Section 2.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Surviving Corporation to purchase such Appraisal Shares for cash shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) payment for such Appraisal Shares in accordance with Section 2.5.

(b) The Company (i) shall promptly give Parent written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Shares pursuant to Section 262 of the DGCL, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal without the consent of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who have preserved their appraisal rights under Section 262 of the DGCL with respect to such Company Shares.

2.9 Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

2.10 Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent are (in the name of Acquisition Sub, in the name of the Company or otherwise) authorized to take such action.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Acquisition Sub that, except as set forth (a) in the Company SEC Documents filed with or furnished to the SEC on or after February 28, 2015 and prior to the date of this Agreement (in each case excluding any risk factor disclosures contained in such documents under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer contained in such documents, and any other section contained in such documents relating to forward-looking statements to the extent they are generally cautionary, predictive or forward looking in nature); provided, however, that this clause (a) shall not apply to Sections 3.1(a), 3.3, 3.20, 3.23 or 3.24 or (b) in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”):

3.1 Due Organization and Good Standing; No Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted. The Company is duly qualified to do business and is in good standing in each other state in the United States where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b) The Company does not own any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than Short-term Investments. The Company has not agreed, nor is it obligated, to make any future investment in or capital contribution to any other Entity, other than Short-term Investments.

3.2 Organizational Documents. The Company has made available to Parent or Parent’s Representatives accurate and complete copies of the Organizational Documents of the Company, including all amendments thereto, as in effect on the date hereof. The Company is not in violation of any provisions of its Organizational Documents. The Company has made available to Parent or Parent’s Representatives accurate and complete copies in all material respects of the corporate minutes of the Company for the two-year period prior to the date of this Agreement and such minutes reflect a materially complete summary of all meetings of the Company Board or committees thereof and the Company’s stockholders during such period.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 200,000,000 Company Shares, of which 63,759,304 were issued and outstanding as of May 18, 2016; and (ii) 5,000,000 shares of preferred stock (“Preferred Shares”), none of which were outstanding as of May 18, 2016. All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and nonassessable. As of May 18, 2016, there were no Company Shares or Preferred Shares held in the treasury of the Company. As of May 18, 2016: (A) 6,880,395 Company Shares were subject to issuance pursuant to outstanding Company Options; (B) 2,101,477 Company Shares were subject to issuance pursuant to outstanding Company RSUs; (C) no Company Shares were subject to outstanding purchase rights pursuant to the Company ESPP; (D) 10,728,867 Company Shares were reserved for future issuance pursuant to the Convertible Debt; and (E) 1,789,221 Company Shares were reserved for future issuance pursuant to the Company Equity Plans. Except as set forth in this Section 3.3(a), as of May 18, 2016, there are no equity securities or voting securities of the Company, or securities or rights convertible into or exchange for equity or voting securities of the Company.

(b) Except as set forth in the Company’s amended and restated certificate of incorporation, (i) none of the outstanding Company Shares is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Shares is subject to any right of first refusal in favor of the Company; and (iii) there is no contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Shares. The Company is not under any obligation, nor is it bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares or other securities.

(c) The Company has made available to Parent or Parent’s Representatives accurate and complete copies of (A) the Company Equity Plans; and (B) the forms of all stock option agreements and restricted stock unit agreements evidencing the Company Options and Company RSUs outstanding as of the date of this Agreement. Each: (1) outstanding Company Option and Company RSU was granted in compliance in all material respects with all applicable Legal Requirements and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued; (2) outstanding Company Option has an exercise price per Company Share equal to or greater than the fair market value of a Company Share as determined pursuant to the terms of the applicable Company Equity Plan on the date of such grant; (3) outstanding Company Option has a grant date identical to (or following) the date on which the Company Board, compensation committee or delegated officer actually awarded such Company Option; and (4) Company Option or Company RSU does not trigger any liability for the holder thereof under Section 409A of the Code. Part 3.3(c) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of the name of each holder of an outstanding Company Option or Company RSU, together with the number of Company Shares issuable thereunder, the Company Equity Plan under which it was granted, and, where applicable, the grant date, expiration date, exercise price, and vesting schedule.

(d) Except for the Convertible Debt, there are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) Except for the Convertible Debt and the rights and obligations thereunder and except as set forth in Section 3.3(c), as of May 16, 2016, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units, shares of phantom stock, stock appreciation rights, profit participation rights or any other rights linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or other contract under which the Company is or may become obligated to sell, transfer or otherwise issue any shares of its capital stock or any other securities.

3.4 SEC Filings; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with or to the SEC since February 28, 2014 (the “Company SEC Documents”) have been filed with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the rules and regulations promulgated thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since February 28, 2014 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2015. As of the date of this Agreement, neither the Company nor, to the Company’s knowledge, the Company’s auditors have identified or been made aware of: (A) any significant deficiencies or material weaknesses (as defined by Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3) in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves management of the Company or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) The Company maintains effective disclosure controls and procedures (as defined by Rule 13a-15 and 15d-15 under the Exchange Act). The Company is in compliance in all material respects with all current listing requirements of the NASDAQ Global Select Market.

(e) The Company has not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(g) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, the Company has not made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h) The Company has no liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, as in effect on the date of this Agreement, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet; (iii) liabilities that do not, and would not reasonably be expected to, exceed $2,000,000; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement. Part 3.4(h) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the Company’s estimate of: (A) the fees and expenses incurred and reasonably expected to be incurred by the Company for professional services rendered by its outside legal counsel or any financial advisor in connection with the transactions contemplated by this Agreement since the date of the Most Recent Balance Sheet; and (B) any change-in-control payment, severance or transaction bonus in favor of any current or former director, officer, employee or independent contractor of the Company that is reasonably expected to be incurred by the Company in connection with the transactions contemplated by this Agreement.

(i) As of the close of business on May 18, 2016, the Company has Cash and Cash Equivalents of $18,708,600 and Short-Term Investments of $97,224,111. Part 3.4(i) of the Company Disclosure Schedule sets forth, as of the close of business on May 18, 2016, the amount, maturity and nature of each Cash Equivalent and Short-Term Investment account. Between May 18, 2016 and the date of this Agreement, the Company received the payment of $47,500,000 contemplated by the contract with Dr. Reddy’s Laboratories, S.A. referred to in Part 3.6(c) of the Company Disclosure Schedule.

3.5 Absence of Certain Changes. Between the date of the Most Recent Balance Sheet and the date of this Agreement, the Company has not: (a) suffered any adverse change with respect to its business, operations or financial condition which has had a Company Material Adverse Effect; (b) suffered any loss, damage or destruction to any of its assets that has had a Company Material Adverse Effect; or (c) taken any action that, had such action been taken after the date of this Agreement, would have required Parent’s consent under Sections 5.1(a), (b), (c), (d), (f), (g), (h), (i), (j), (k), (m), (n), (o),(p), (q), (r) or (s) (as it relates to the foregoing clauses).

3.6 Intellectual Property Rights.

(a) Part 3.6(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and correct, in all material respects, list of all Registered IP owned by the Company, including for each item: (i) the current owner; (ii) the jurisdiction of application, publication or registration; (iii) the application, publication or registration number; and (iv) the date of filing, publication or registration (the Registered IP set forth in Part 3.6(a) of the Company Disclosure Schedule, the “Company Registered IP”). As of the date of this Agreement, no cancellation, interference, opposition, reexamination or other similar proceeding is pending or, to the knowledge of the Company, threatened, in which the validity, enforceability, scope or ownership of any material Company Registered IP is being contested or challenged (other than office actions or similar communications issued by any Governmental Entity in the ordinary course of prosecution of any pending applications for registration of any such Company Registered IP). The Company Registered IP is valid and enforceable and in full force and effect and has not lapsed (except for any patents within the Company Registered IP that have lapsed or expired at the end of their statutory term), been abandoned, been cancelled or been forfeited. There are no unresolved inventorship disputes relating to the Company Registered IP. As of the date of this Agreement, the Company has not received a written letter or memorandum from its outside legal counsel that is or would ordinarily be considered a legal opinion concerning the validity or enforceability of the Company Registered IP.

(b) The Company is the sole and exclusive owner of all right, title and interest in the Company Registered IP and owns or has a valid and enforceable right to use all other Intellectual Property used by it in the conduct of its business, free and clear of all liens and security interests (other than Permitted Encumbrances); provided, however, that the foregoing is not a representation or warranty of non-infringement, non-misappropriation or other non-violation of the Intellectual Property Rights of any other Person, which representation is solely set forth in Section 3.6(d) below. The Company is listed in the records of the appropriate United States, foreign or other registry as the sole and exclusive current owner of record for each patent, patent application and trademark registration included in the Company Registered IP and all filings, registrations, recordations and payments necessary to protect and maintain their interests in the Company Registered IP have been made.

(c) Part 3.6(c) of the Company Disclosure Schedule identifies, as of the date of this Agreement: (i) each contract pursuant to which any Intellectual Property Rights or Intellectual Property of any other Person, in each case that is material to the business of the Company as currently conducted, is licensed to the Company (other than (A) software license agreements for any third party commercially available off-the-shelf software, and (B) clinical trial agreements); and (ii) each contract pursuant to which any material Owned Company IP is licensed to any other Person, other than any non-exclusive outbound license entered into in the ordinary course of business. All such contracts are valid, binding and enforceable between the Company and the other Persons thereto, and will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the Acceptance Time, in each case subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies; and the Company and, to the knowledge of the Company, such other Persons are in compliance in all material respects with the terms and conditions of such contracts.

(d) The operation of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any other Person. Except as set forth on Part 3.6(d) of the Company Disclosure Schedule, as of the date of this Agreement, no Legal Proceeding is pending or, to the knowledge of the Company, is being threatened against the Company alleging any infringement, misappropriation or violation of any Intellectual Property Rights of any other Person by the Company that would reasonably be expected to be material to the Company. As of the date of this Agreement, the Company has not received a written letter or memorandum from its outside legal counsel that is or would ordinarily be considered a legal opinion concerning the non-infringement of the granted patent rights of any other Person by the Company.

(e) To the knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by the Company. From January 1, 2015 through the date of this Agreement, the Company has not received any written notice that a Paragraph IV challenge has been filed or, to the knowledge of the Company, overtly threatened against the Company relating to the Company Registered IP.

(f) Each Person involved in the creation or development of any material Owned Company IP has executed a written agreement containing an assignment of Intellectual Property Rights to the Company to vest exclusive ownership therein and reasonable confidentiality provisions with respect to such Owned Company IP. The Company has taken commercially reasonable actions to maintain the confidentiality of the trade secrets and other proprietary information and except under confidentiality obligations, there has not been any disclosure by the Company of any such trade secrets or other proprietary information.

(g) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create any material Owned Company IP, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Entity or institution obtaining any right, title or interest ownership rights to such Owned Company IP.

3.7 Title to Assets; Real Property; Inventory.

(a) The Company owns and has good title to, or in the case of assets purported to be leased by the Company, leases and has valid leasehold interest in, each of the material tangible assets used or held for use in the conduct of its business, free of any liens or encumbrances (other than Permitted Encumbrances). The Company does not own any real property or interest in real property, except for leaseholds created under lease agreements. To the knowledge of the Company, the Company has the right to use and occupancy of each parcel of real property leased by the Company for the full term of the lease relating thereto, and the Company has not assigned its interest under any such lease or licensed or subleased any party of the premises covered thereby. From January 1, 2015 through the date of this Agreement, the Company has not received written notice of any pending or threatened condemnations, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any parcel of real property leased by the Company.

(b) Part 3.7(b) of the Company Disclosure Schedule sets forth a complete list of the Company’s raw materials and in process and finished inventory as of the date of this Agreement (“Inventory”), including the manufacturing dates and the addresses of all warehouses and other facilities at which such inventory is located. The Inventory is owned by the Company free and clear of all encumbrances except for Permitted Encumbrances and the Company’s finished inventory is usable and saleable in the ordinary course of business consistent with past practice.

(c) Part 3.7(c) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, the returns and any returns authorizations of the Company’s products for the 12-month period ended March 31, 2016, on a monthly basis. As of the date of this Agreement, to the knowledge of the Company, there have been no actions by the Company that would reasonably be expected to result in returns of Inventory sold prior to the date of this Agreement in excess of those historically experienced by the Company prior to the date of this Agreement.

3.8 Contracts. Part 3.8 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following contracts to which the Company is a party and which has material remaining unfulfilled obligations of any party as of the date of this Agreement:

(a) each contract that restricts in any material respect the ability of the Company to compete in any geographic area or line of business;

(b) each joint venture agreement with a third party;

(c) each material contract for the manufacture or supply of any Company Product;

(d) each contract pursuant to which the Company has any continuing material “earn-out” or other contingent payment obligations;

(e) each contract that contains most favored customer pricing provisions or grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any party;

(f) each indemnification or employment contract with any current or former director or officer of the Company, other than offer letters;

(g) each loan or credit agreement, indenture, mortgage, note or other contract evidencing indebtedness for money borrowed by the Company from a third party lender, and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company;

(h) each contract (excluding purchase orders and statements of work given or received in the ordinary course of business) under which the Company paid or received in excess of $500,000 in 2015, or is expected to pay or receive in excess of $500,000 in 2016;

(i) each material “single source” supply contract pursuant to which goods or materials are supplied to the Company from an exclusive source;

(j) each lease involving real property;

(k) each lease or rental contract involving personal property (and not relating primarily to real property) pursuant to which the Company is required to make rental payments in excess of $15,000 per year (excluding leases or rental contracts for office equipment entered into in the ordinary course of business);

(l) each consulting contract that is not terminable by the Company on notice of 90 days or less under which the Company paid in excess of $100,000 in 2015, or is expected to pay in excess of $100,000 in 2016;

(m) each contract pursuant to which the Company or any other party thereto has material continuing obligations, rights or interests relating to the distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to any Company Product;

(n) any broker, finder or investment banker agreement that would entitle the other party thereto to any brokerage, finder’s or other similar fee or commission as a result of the Offer or the Merger; and

(o) any contract relating to the creation of a material lien or encumbrance (other than Permitted Encumbrances) with respect to any material asset of the Company (each (x) contract listed in Part 3.8 of the Company Disclosure Schedule, (y) contract that is filed as an exhibit to the Company SEC Documents and (z) statement of work given or received in the ordinary course of business under which the Company paid or received in excess of $500,000 in 2015 or is expected to pay or receive in excess of $500,000 in 2016, being referred to as a “Material Contract”).

There are no existing breaches or defaults on the part of the Company under any Material Contract, and, to the knowledge of the Company, there are no existing breaches or defaults on the part of any other Person under any Material Contract, in each case except where such breaches or defaults would not have a Company Material Adverse Effect. Each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against the Company, and, to the knowledge of the Company, is enforceable against the other parties thereto, in each case subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has made available to Parent or Parent’s Representatives accurate and complete copies of each Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement. From January 1, 2015 through the date of this Agreement, the Company has not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that would not have a Company Material Adverse Effect. The Company has not waived in writing any rights under any Material Contract, the waiver of which would have a Company Material Adverse Effect. From January 1, 2015 through the date of this Agreement, no party to any Material Contract has given the Company (A) written or, to the knowledge of the Company, oral notice of its intention to cancel or terminate any Material Contract, or (B) written or, to the knowledge of the Company, oral notice of its intention to change the scope of rights under or fail to renew any Material Contract (other than failures to renew in the ordinary course of business), except in the case of each of clauses “(A)” and “(B),” as would not have a Company Material Adverse Effect.

3.9 Compliance with Legal Requirements. The Company is, and since January 1, 2013 has been, in compliance with all Legal Requirements applicable to it, except where the failure to comply with such Legal Requirements would not have a Company Material Adverse Effect. From January 1, 2013 through the date of this Agreement, the Company has not: (a) received any written notice from any Governmental Entity regarding any material violation by the Company of any Legal Requirement; or (b) provided any written notice to any Governmental Entity regarding any material violation by the Company of any Legal Requirement, which notice in either case remains outstanding or unresolved as of the date of this Agreement.

3.10 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of the Company, being overtly threatened) against the Company that is reasonably expected by the Company to have a Company Material Adverse Effect.

(b) There is no Order specific to the Company under which the Company is subject to ongoing obligations that would reasonably be expected to have a Company Material Adverse Effect.

3.11 Regulatory Matters.

(a) The Company and, to the knowledge of the Company, the Collaboration Partners (with respect to the Company Products) have all material Governmental Authorizations required by any Governmental Entity (including the FDA and MHLW) to permit the conduct of the Company’s business as currently conducted and all such Governmental Authorizations are valid, and in full force and effect. To the knowledge of the Company, no such Governmental Authorization has been or is being revoked or challenged, except where such revocation or challenge would not have a Company Material Adverse Effect. The Company and, to the knowledge of the Company, the Collaboration Partners (with respect to the Company Products) have filed with the applicable regulatory authorities (including the FDA and the MHLW or any other Governmental Entity performing functions similar to those performed by the FDA) all filings, representations, declarations, listings, registrations, reports or submissions, including adverse event reports and all other submitted data relating to the Company Products required to be filed by them to permit the conduct of the Company’s business as currently conducted. All such filings, representations, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no material deficiencies have been asserted by any applicable Governmental Entity with respect to any such filings, representations, declarations, listing, registrations, reports or submissions.

(b) To the knowledge of the Company, the business of the Company and all preclinical and clinical investigations sponsored by the Company and, to the Company’s knowledge, its Collaboration Partners (with respect to the Company Products), and all manufacturing operations with respect to the Company Products, are being conducted in material compliance with applicable Legal Requirements, including, Good Clinical Practice requirements, Good Laboratory Practice requirements, Good Manufacturing Practice requirements, ICH requirements, and Legal Requirements restricting the use and disclosure of individually identifiable health information with respect to manufacturing, clinical research and development, and future potential marketing and sale of the Company Products. The Company has not, and to the Company’s knowledge, none of its Collaboration Partners (with respect to the Company Products) has, received from January 1, 2015 through the date of this Agreement, any material written notices from the FDA, MHLW or any other Governmental Entity performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests. There are no pending or, to the knowledge of the Company, overtly threatened actions or proceedings by the FDA, MHLW or any other Governmental Entity that would prohibit or materially impede the potential future commercial sale of any Company Product. To the knowledge of the Company, as of the date of this Agreement, there are no contracts, including settlements with Governmental Entities, which would reasonably be expected to impose obligations for independent review and oversight of marketing and sales practices or limit in any material respect the ability of the Company or a Collaboration Partner (with respect to any Company Product) to develop, manufacture, market or sell any of the Company Products.

(c) Neither the Company nor, to the knowledge of the Company, any Collaboration Partner (with respect to any Company Product) has (i) made an untrue statement of a material fact or fraudulent statement to the FDA, MHLW or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA, MHLW or other Governmental Entity or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or for any other Governmental Entity to invoke a similar remedy. The Company is not the subject of any pending or, to the Company’s knowledge, overtly threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any other Governmental Entity pursuant to any similar Legal Requirement.

(d) Except as would not have a Company Material Adverse Effect, the Company, and to the Company’s knowledge, each of its Collaboration Partners (with respect to the Company Products) is in compliance and has, since January 1, 2015, been in compliance with all healthcare Legal Requirements applicable to the operation of its business as currently conducted, including, (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes and any foreign equivalents; (ii) the Clinical Laboratory Improvement Amendments of 1988 and any foreign equivalents; and (iii) Legal Requirements relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Company. The Company is not, and to the Company’s knowledge, none of the Collaboration Partners (with respect to the Company Products) are currently subject to any enforcement, regulatory or administrative proceedings against or affecting any Company Product arising under the FDCA, PHSA or similar Legal Requirements, and, to the Company’s knowledge, no such enforcement, regulatory or administrative proceeding has been overtly threatened.

(e) All Pharmaceutical Products, and to the knowledge of the Company, Collaboration Pharmaceutical Products have been and are being developed, labeled, stored, tested, marketed, promoted and distributed in material compliance with all applicable Legal Requirements, including the FDCA, the PHSA, their implementing regulations, and all federal, state, local and foreign regulatory requirements of any Governmental Entity, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Product.

(f) No Company Product has been recalled, suspended, seized, discontinued or the subject of a refusal to file, clinical hold, deficiency or similar action letter (including any correspondence questioning data integrity) as a result of any action by the FDA, MHLW or any other similar foreign Governmental Entity by the Company or, to the knowledge of the Company, any Collaboration Partner, in the United States or outside of the United States.

(g) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding to withdraw or delay approval of, place material restrictions on the production, dosing, clinical use or testing, or sales or marketing of, or request the recall, suspension or discontinuation of, any Company Product.

3.12 Product Registration Files. The product and product candidate registration files, dossiers and supporting materials of the Company, and to the knowledge of the Company, each of its Collaboration Partners (with respect to the Company Products), have been maintained in all material respects in accordance with reasonable industry standards. The Company and, to the knowledge of the Company, each of its Collaboration Partners (with respect to the Company Products), has in its possession copies of all the material documentation filed in connection with filings made by the Company or such Collaboration Partners in all jurisdictions for regulatory approval or registration of the Company Products, as the case may be.

3.13 Communications. The Company has, to the extent requested by Parent or Parent’s Representatives prior to the date of this Agreement, made available to Parent or Parent’s Representatives copies of: (a) all material filings made by the Company with the FDA or equivalent Governmental Entity in its possession or control as of the date of this Agreement; and (b) all material correspondence with the FDA or equivalent Governmental Entity (including communications regarding marketing applications, potential product labels, status of review, potential for requiring a Risk Evaluation and Mitigation Strategy, Special Protocol Assessments documentation, Scientific Advice documentation, orphan drug designation, pricing and reimbursement) in its possession or control as of the date of this Agreement, in each case with regard to the Company Products.

3.14 Certain Business Practices. To the knowledge of the Company, since January 1, 2015, the Company has not: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other Legal Requirements concerning corrupt payments applicable to the Company.

3.15 Tax Matters.

(a) All tax returns (the “Company Returns”) required to be filed by the Company with any governmental tax authorities prior to the Acceptance Time (taking into account any applicable extensions to file such tax returns) (i) have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), except where the failure to file such tax returns in a timely manner would not have a Company Material Adverse Effect, and (ii) have been, or will be when filed, prepared in compliance with applicable tax laws and regulations, except where failure to be prepared in compliance with applicable tax laws and regulations would not have a Company Material Adverse Effect. The amounts shown on the Company Returns to be due or required to be withheld before the Acceptance Time have been or will be paid or withheld at or before the Acceptance Time. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) The Most Recent Balance Sheet adequately accrues the liabilities of the Company for income taxes with respect to all periods through the date thereof in accordance with GAAP. The Company will establish appropriate reserves for the payment of taxes due and payable by the Company for the period from the date of the Most Recent Balance Sheet through the Acceptance Time.

(c) There are (i) no examinations or audits of any material Company Return underway involving taxes, (ii) no extension or waiver of the limitation period applicable to any material Company Return is in effect, (iii) no Legal Proceeding pending (or, to the knowledge of the Company, being overtly threatened) by any tax authority against the Company in respect of any material tax, (iv) no material unsatisfied liabilities for taxes with respect to any notice of deficiency or similar document received by the Company with respect to any material tax (other than liabilities for taxes asserted under any such notice of deficiency or similar document which are being contested in good faith), and (v) no liens for material taxes (other than Permitted Encumbrances) upon any of the assets of the Company.

(d) The Company is not required to include any adjustment in taxable income for U.S. federal income tax purposes for any tax period ending after the date of this Agreement pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement.

(e) The Company has not been a member of any combined, consolidated or unitary group for which it is or will be liable for taxes under principles of Section 1.1502-6 of the Treasury Regulations, except for any such group of which the Company is the common parent for U.S. federal income tax purposes.

(f) There is no agreement between the Company and any employee or independent contractor of the Company that will give rise to any material payment that would not be deductible for U.S. federal income tax purposes pursuant to Section 280G of the Code.

(g) The Company is not a party to any material tax indemnity agreement, tax sharing agreement or tax allocation agreement, other than (i) commercially reasonable agreements providing for the allocation or payment of real property taxes attributable to real property leased or occupied by the Company, (ii) commercially reasonable agreements for the allocation or payment of personal property taxes, sales or use taxes or value added taxes with respect to personal property leased, used, owned or sold in the ordinary course of business, (iii) provisions of employment agreements compensating employees for any increase in taxation of such employee’s income resulting from the performance of work for the Company outside of such employee’s country of residence, and (iv) other commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to taxes.

(h) The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) The Company has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

3.16 Employee Benefit Plans.

(a) The Company has made available to Parent or Parent’s Representatives copies of all material employee benefit plans and programs maintained or contributed to by the Company as of the date of this Agreement for the benefit of any current or former director, officer or employee of the Company or their dependents, including deferred compensation, bonus, pension, profit-sharing, retirement, stock purchase, stock incentive, vacation pay, sick pay, or other fringe benefit plans, employment, consulting, severance, retention, or termination agreements (the “Company Plans”).

(b) The Company has made available to Parent or Parent’s Representatives copies of: (i) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Plan; (ii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Plan assets, if any; (iii) the most recent summary plan description required under ERISA or any similar Legal Requirement with respect to each Company Plan; (iv) all material correspondence since January 1, 2015 to or from any Governmental Entity relating to any Company Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service stating that such Company Plan is so qualified. Each Company Plan has been operated in compliance with its terms and with all applicable Legal Requirements, except where the failure to operate in compliance would not have a Company Material Adverse Effect.

(d) The execution and delivery of this Agreement, the purchase of Company Shares pursuant to the Offer and the consummation of the Merger (i) will not materially increase the benefits payable by the Company under any Company Plan and (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by the Company under any Company Plan.

(e) To the knowledge of the Company, the Company is in compliance with all applicable Legal Requirements relating to the employment of its employees, except where the failure to be in compliance would not have a Company Material Adverse Effect.

3.17 Labor Matters. The Company is not a party to, nor does the Company have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company. To the knowledge of the Company, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. To the knowledge of the Company, there is no material claim or material grievance pending or threatened relating to any employment contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of the Company, including charges of unfair labor practices or harassment complaints.

3.18 Environmental Matters. The Company is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance would not have a Company Material Adverse Effect. From January 1, 2015 through the date of this Agreement, the Company has not received any written notice from a Governmental Entity that alleges that the Company is violating any Environmental Law, which notice remains outstanding or unresolved as of the date of this Agreement. Since January 1, 2015, there has been no release of any hazardous materials by the Company at or from any facilities owned or leased by the Company or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by the Company and, in each case, for which the Company has any material liability. (For purposes of this Section 3.18, “Environmental Law” shall mean any Legal Requirement relating to pollution or protection of the environment, including any such Legal Requirement regulating emissions, discharges or releases of pollutants, contaminants, wastes and toxic substances.)

3.19 Insurance. With respect to each current insurance policy held by the Company, except as would not have a Company Material Adverse Effect: (a) such policy is valid and binding and enforceable in accordance with its terms and in full force and effect, in each case subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (b) the Company is not in breach or default under such policy. From January 1, 2015 through the date of this Agreement, the Company has not received any written communication notifying the Company of any: (A) premature cancellation or invalidation of any material insurance policy held by the Company (except with respect to policies that have been replaced with similar policies); (B) refusal of any coverage or rejection of any material claim under any insurance policy held by the Company; or (C) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company. As of the date of this Agreement, there is no pending material claim by the Company against any insurance carrier under any insurance policy held by the Company.

3.20 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has unanimously: (a) determined that the Offer is fair to, and in the best interests of, the Company’s stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company; (c) declared that this Agreement is advisable; (d) resolved to make the

Company Board Recommendation; and (e) elected to enter into this Agreement and consummate the transactions contemplated hereby pursuant to Section 251(h) of DGCL. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the tendering of Company Shares representing such percentage of Company Shares (and each class and series thereof) that, absent Section 251(h) of the DGCL, would be required to adopt and approve this Agreement and the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.21 No Vote Required. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Acquisition Sub’s representation and warranty set forth in Section 4.5, no stockholder votes or consents are needed to authorize this Agreement or to consummate the transactions contemplated hereby.

3.22 Non-Contravention; Consents. Except (in the case of clauses (b) and (c) below) for violations and defaults that would not have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, the acquisition of Company Shares by Acquisition Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of the Company; (b) cause a violation by the Company of any Legal Requirement applicable to the Company; or (c) cause a default on the part of the Company under, or give rise to a right of termination or acceleration of, any Material Contract. Except as may be required by the Exchange Act, the DGCL, the listing requirements of the NASDAQ Global Select Market, the HSR Act or other applicable Antitrust Laws, the Company is not required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not have a Company Material Adverse Effect.

3.23 Section 203 of the DGCL. The Company Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Merger.

3.24 Opinion of Financial Advisor. The Company Board has received the opinion of Centerview Partners, dated as of May 21, 2016, that as of such date, and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Per Share Amount to be paid to holders of the Company Shares (other than Appraisal Shares and Company Shares held by the Company (or held in the Company’s treasury), Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Shares.

3.25 Brokers. No broker, finder or investment banker (other than Centerview Partners) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company. The Company has made available to Parent the engagement letter that the Company has entered into with Centerview Partners in connection with the transactions contemplated by this Agreement.

3.26 Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition Sub for inclusion in the Schedule 14D-9.

3.27 No Other Parent or Acquisition Sub Representations or Warranties. The Company acknowledges and agrees that: (a) Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4; (b) it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4; and (c) no Representative of Parent or Acquisition Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that:

4.1 Due Organization and Good Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of Parent, being overtly threatened) against Parent or Acquisition Sub that would adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement.

(b) There is no Order to which Parent or Acquisition Sub is specifically subject that would adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement.

4.3 Authority; Binding Nature of Agreement.

(a) Parent has the requisite power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Acquisition Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub and its stockholder, (ii) declared that this Agreement is advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Acquisition Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Except for violations and defaults that would not adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement, the execution and delivery of this Agreement by Parent and Acquisition Sub, and the consummation of the transactions contemplated by this Agreement, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Acquisition Sub; (ii) cause a violation by Parent or Acquisition Sub of any Legal Requirement applicable to Parent or Acquisition Sub; or (iii) cause a default on the part of Parent or Acquisition Sub under any material contract. Except as may be required by the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, neither Parent nor Acquisition Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement. No vote of Parent’s members is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

4.5 Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times within the last three years, neither Parent nor any of Parent’s Subsidiaries has directly or indirectly owned, beneficially or otherwise, any Company Shares or any securities, contracts or obligations convertible into or exchangeable for Company Shares.

4.6 Financing.

(a) Parent has delivered to the Company true, complete and correct copies of an executed debt financing commitment letter in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (collectively, the “Fee Letter,” and together with such debt financing commitment letter, the “Debt Commitment Letter”) (it being understood that the provisions in the Fee Letter pertaining solely to fees, economic terms and

“flex” provisions may be redacted; provided, however, that no provisions that, or that would reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Acceptance Time may be redacted) from the lenders or other financing sources that are a party thereto (including any lenders, lead arrangers, bookrunners, syndication agents or similar entities who become party thereto by joinder or otherwise, the “Lenders”) pursuant to which such Lenders have committed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company (the “Debt Financing”). There are no side letters or other agreements, contracts, understandings or arrangements that could affect the availability of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and the Fee Letter delivered to the Company pursuant to this Section 4.6(a).

(b) As of the date of this Agreement: (i) the Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and Acquisition Sub, as the case may be, and, to the knowledge of Parent and Acquisition Sub, each of the other parties thereto; (ii) the Debt Commitment Letter has not been amended or modified in any respect and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities); and (iii) the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, reduced or rescinded in any respect and no such withdrawal, termination, reduction or rescission is contemplated by Parent or Acquisition Sub or, to the knowledge of Parent or Acquisition Sub, any of the other parties thereto. As of the date of this Agreement, Parent has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Debt Commitment Letter that are payable on or prior to the date of this Agreement, and Parent is unaware of any fact or occurrence existing on the date of this Agreement that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate or that would reasonably be expected to cause the Debt Commitment Letter to be ineffective. As of the date of this Agreement, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Fee Letter or otherwise) related to the funding of the full amount (or any portion) of the Debt Financing except as expressly set forth in the Debt Commitment Letter.

(c) As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a default or breach or failure to satisfy a condition precedent by Parent or Acquisition Sub or any of their respective Affiliates or, to the knowledge of Parent or Acquisition Sub, any other party thereto under the Debt Commitment Letter. As of the date of this Agreement, neither Parent nor Acquisition Sub has any reason to believe that it will be unable to satisfy on a timely basis any of the conditions that are required to be satisfied by it as a condition to the obligations under the Debt Commitment Letter prior to the expiration thereof, or that the full amount of the Debt Financing will not be available in full to Parent and Acquisition Sub at the Acceptance Time and the Effective Time, nor does Parent or Acquisition Sub have knowledge or reason to believe that any of the other parties to the Debt Commitment Letter will not perform their respective obligations thereunder.

(d) Assuming the satisfaction of the Offer Conditions and that the Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter together with any cash on the balance sheet of Parent and any cash on the balance sheet of the Company, will, in the aggregate, be sufficient for Parent and Acquisition Sub to pay all of the cash amounts (including any fees and expenses) required to be paid by Parent or Acquisition Sub at the Acceptance Time and the Effective Time in connection with the consummation of the transactions contemplated by this Agreement.

4.7 Solvency. Assuming the satisfaction of the Offer Conditions, the accuracy of the representations and warranties of the Company set forth in Section 3 and, subject to Section 4.12, that the most recent financial forecasts of the Company made available to Parent were prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, immediately after giving effect to the transactions contemplated by this Agreement, including the Offer, the Merger and the Debt Financing, any repayment or refinancing of debt contemplated by the Debt Commitment Letter, the payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses of Parent and Acquisition Sub, each of Parent and the Surviving Corporation will be Solvent as of the Acceptance Time and as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of: (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Legal Requirements governing determinations of the insolvency of debtors; and (ii) the amount that will be required to pay the liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities (including contingent and other liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities (including contingent and other liabilities) as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

4.8 Ownership of Company Shares. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and during the past three years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any Company Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Shares.

4.9 Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to any information supplied in writing by the Company specifically for inclusion in the Offer Documents.

4.10 Information in Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.11 No Other Company Representations or Warranties. Each of Parent and Acquisition Sub acknowledges and agrees that: (a) the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3; (b) neither of them are relying, and have not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3; and (c) no employee, agent, advisor or other Representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement. Without limiting the foregoing, each of Parent and Acquisition Sub acknowledges and agrees that: (i) neither the Company nor any of its Representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Acquisition Sub and their respective Representatives except as expressly set forth in this Agreement; and (ii) neither the Company nor any other Person shall be subject to any liability to Parent or Acquisition Sub or any other Person resulting from the Company’s making available to Parent or Acquisition Sub or Parent’s or Acquisition Sub’s use of such information, or any information, documents or material made available to Parent or Acquisition Sub in any due diligence materials provided to Parent or Acquisition Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.

4.12 Non-Reliance on Company Forecasts, Projections, Estimates, Budgets and Forward-Looking Statements. Without limiting Section 4.11, each of Parent and Acquisition Sub acknowledges and agrees that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent or to any of its Representatives, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company.

SECTION 5 COVENANTS

5.1 Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement through the earlier of the Acceptance Time or the date of termination of this Agreement, except: (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) as set forth in Part 5.1 of the Company Disclosure Schedule; (iii) as expressly permitted or required by this Agreement; or (iv) as required by any applicable Legal Requirement, the Company shall conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to: (A) maintain and preserve intact its business organization; (B) maintain in effect all necessary Governmental Authorizations; (C) keep available the services of its key executive officers and key employees on commercially reasonable terms; and (D) preserve its existing relationships with key vendors, key customers and other Persons with whom the Company has a significant business relationship. Without limiting the generality of the foregoing, except: (1) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed); (2) as set forth in Part 5.1 of the Company Disclosure Schedule; (3) as expressly permitted or required by this Agreement; or (4) as required by any applicable Legal Requirement, the Company shall not:

(a) amend the Company’s Organizational Documents;

(b) split, combine or reclassify any shares of the Company’s capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for any shares of its capital stock;

(c) declare, set aside or pay any dividend (whether payable in cash, stock or property) or make any other distribution with respect to any shares of the Company’s capital stock;

(d) form any Subsidiary or acquire any equity interest in any other Entity or acquire, including by merging or consolidating with, or purchasing all or substantially all of the assets of, any Entity or any business or division thereof;

(e) issue, grant, deliver or sell any shares of (or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of) its capital stock or other equity or voting securities of the Company or rights the value of which is based on equity securities of the Company, other than: (i) Company Shares issuable upon exercise of Company Options, upon the vesting of Company RSUs or upon the conversion of Convertible Debt, in each case outstanding on the date hereof; and (ii) pursuant to the Company ESPP;

(f) sell, transfer, lease or license to any third party, or encumber or subject to any lien, any material assets of the Company, other than: (i) in the ordinary course of business consistent with past practice; (ii) pursuant to written contracts or commitments existing as of the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business; or (iii) as security for any borrowings permitted by Section 5.1(h);

(g) repurchase, redeem or otherwise acquire any Company Shares, Company Options, Company RSUs or Convertible Debt, except for (i) Company Shares repurchased from employees or consultants or former employees or consultants of the Company pursuant to the exercise of repurchase rights and (ii) Company Shares surrendered by employees or consultants or former employees or consultants of the Company in connection with the vesting of Company RSUs;

(h) incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities, enter into any swap or hedging transaction or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for: (i) borrowings pursuant to credit facilities in existence on the date of this Agreement; and (ii) purchase money financings and capital leases entered into in the ordinary course of business in an amount not exceeding $150,000 individually or $500,000 in the aggregate;

(i) make or forgive any loans, advances or capital contributions to any Person;

(j) adopt, amend or terminate any employee benefit plans of the Company; enter into any employment, consulting, or similar agreement or offer letter providing for annual compensation in excess of $200,000; increase the compensation or fringe benefits of, or pay or award any bonus to, or grant, modify or pay any severance, change of control or termination benefits or increase any severance or termination benefit obligations of, any current or former director, officer, employee, or independent contractor of the Company whose annual compensation exceeds $200,000, (in each case, except for: (i) amendments determined by the Company in good faith to be required to comply with applicable Legal Requirements; (ii) increases or amounts required pursuant to any contract or benefit plan of the Company in effect on the date hereof; and (iii) compensation increases and bonuses paid or granted to non-executive officers in the ordinary course of business consistent with past practice);

(k) enter into any collective bargaining agreement, except as required by applicable Legal Requirements;

(l) (i) materially amend or prematurely terminate any Material Contracts; or (ii) enter into any contract that would, if entered into prior to the date hereof, constitute a Material Contract, other than in the ordinary course of business;

(m) waive, release or assign any material rights or claims;

(n) change any of its methods of accounting or accounting practices (including with respect to taxes) in any material respect, other than as required by GAAP;

(o) make, revoke or change any tax election (except in the ordinary course of business or consistent with the Company’s past practices), settle or compromise any material tax liability or refund, amend any tax return or extend or waive the statute of limitations with respect to any taxes of the Company;

(p) make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Part 5.1(p) of the Company Disclosure Schedule (a “Non-Budgeted Capital Expenditure”), except that the Company may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company since the date of this Agreement, would not exceed $1,000,000 in the aggregate;

(q) other than as permitted by Sections 1.3(d) and 5.2, adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or enter into any new line of business;

(r) settle any Legal Proceeding (other than any Legal Proceeding described in Section 5.13, which shall be subject to the provisions of Section 5.13), except for any settlement in the ordinary course of business consistent with past practice that solely requires payment by the Company (net of insurance proceeds received) of less than $500,000 in any individual settlement and that does not impose any material restrictions on or changes to the business or operations of, or the admission of wrongdoing by, the Company; or

(s) agree or commit to take any of the actions described in clauses “(a)” through “(r)” of this sentence.

5.2 No Solicitation.

(a) The Company will not, and will cause its Representatives not to, directly or indirectly:

(i) solicit, initiate, or knowingly encourage the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(ii) furnish any information to any Person in connection with, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or

(iv) waive, terminate, modify or fail to enforce any contractual standstill or similar obligation of any Person (other than Parent and Acquisition Sub);

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may engage in any such discussions or negotiations and provide any such information in response to a bona-fide written Acquisition Proposal that did not result from a breach of this Section 5.2(a) if: (A) prior to providing any material non-public information regarding the

Company to any third party in response to an Acquisition Proposal, the Company receives from such third party (or there is then in effect with such party) an executed confidentiality agreement that contains nondisclosure provisions that are not materially less restrictive of such third party than the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any standstill provision); (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; and (C) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements. Prior to or concurrent with providing any material non-public information to such third party, the Company shall make such material non-public information available to Parent (to the extent such material non-public information has not been previously made available by the Company to Parent or Parent’s Representatives).

(b) If the Company receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) notify Parent in writing of such Acquisition Proposal or Acquisition Inquiry (which notification shall include the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof), and shall thereafter keep Parent reasonably and promptly informed of the status of and any material change to the terms of such Acquisition Proposal or Acquisition Inquiry; provided, however, that the Company shall not be required to provide Parent or Acquisition Sub with the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry or the terms or conditions of any such Acquisition Proposal or Acquisition Inquiry to the extent that: (i) disclosure of such information is prohibited by any confidentiality agreement in effect as of the date of this Agreement; and (ii) the only communications between the Company or any of its Representatives and such Person relate to: (A) such Person being informed of the Company’s obligations under Section 5.2; and (B) a request that such Person waive any provision of such confidentiality agreement that prohibits the Company from complying with the terms of this Section 5.2.

(c) The Company shall, and shall ensure that its Representatives, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry and request the prompt return or destruction of all confidential information previously furnished or provided to such Person.

(d) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their Representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A, or from issuing a “stop, look and listen” statement pending disclosure of its position under Rule 14d-9(f) promulgated under the Exchange Act, provided that any such disclosure does not contain an express Change in Recommendation; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); or (iii) furnishing a copy or excerpts of this Agreement to any Person (or the Representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry or communicating with such Person to the extent necessary to direct such Person to the provisions of this Section 5.2; provided, however, that the Company Board shall not make any express Change in Recommendation except in accordance with Section 1.3(d).

5.3 Filings; Other Action.

(a) Each of the Company, Parent and Acquisition Sub shall: (i) promptly (and in no event later than the date that is 10 business days after the date of this Agreement) make and effect all registrations, filings and submissions (other than the Offer Documents and the Schedule 14D-9) required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Offer and the Merger; (ii) use reasonable best efforts to obtain all consents and approvals required from third parties in connection with the transactions contemplated by this Agreement (including requesting early termination of the waiting period under the HSR Act); and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee (except for customary fees to Governmental Entities), penalty or other consideration to any Person for any consent or approval required for the consummation of any of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Acquisition Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement, and (B) shall use its reasonable best efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement. If any Legal Proceeding is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any applicable Antitrust Law, Parent and Acquisition Sub shall: (i) vigorously contest, resist and defend against any such Legal Proceeding; and (ii) use its reasonable best efforts to have vacated, lifted, reversed or overturned any Order resulting from any such Legal Proceeding.

(b) Without limiting the generality of anything contained in Section 5.3(a), subject to applicable Legal Requirements, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

5.4 Access. Upon reasonable notice, the Company shall afford Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would: (a) result in the disclosure of any trade secrets of third parties; (b) violate any obligation of the Company with respect to confidentiality or privacy; (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine (it being understood that with respect to any such access or disclosure, the Company shall reasonably cooperate with Parent to enable Parent and/or its Representatives to enter into appropriate confidentiality, joint defense or similar agreements, if and as applicable, so that Parent and its Representatives may have access to such information without jeopardizing the protections afforded under the attorney-client privilege or the attorney work product doctrine ); (d) violate any Legal Requirement; or (e) materially interfere with the conduct of the Company’s business. All information obtained by Parent and its Representatives pursuant to this Section 5.4 shall be treated as “Confidential Information” of the Company for purposes of the Confidentiality Agreement.

5.5 Interim Operations of Acquisition Sub. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.6 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent. Thereafter, provided that the Company Board shall not have made a Change in Recommendation, the Company, Parent and Acquisition Sub shall each consult with the other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing: (a) a party may, without complying with the foregoing obligations, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 5.6; (b) a party may, without complying with the foregoing obligations, issue any such press release or make any such public announcement or statement where such party shall have determined in good faith (after consultation with its outside legal counsel) that such disclosure is required by applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; (c) the Company need not comply with the foregoing obligations in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal (including any “stop, look and listen” release) or Change in Recommendation; and (d) a party may, without complying with the foregoing obligations, issue any such press release or make any such public announcement or statement in connection with any dispute between the parties hereto regarding this Agreement or the transactions contemplated by this Agreement. In addition, the parties shall coordinate with each other and the other’s Representatives with respect to communications with employees of the Company regarding post-Closing transition, integration and related matters; provided, however, that any such communications shall be conducted at a reasonable time, jointly and under the supervision of personnel of the Company and conducted in such a manner as to not interfere unreasonably with the normal operation of the business of the Company.

5.7 Stock Options; RSUs; ESPP.

(a) Immediately prior to the Acceptance Time, each (i) Company Option that is outstanding and unexercised as of immediately prior to the Acceptance Time and (ii) Company RSU that is outstanding as of immediately prior to the Acceptance Time shall fully vest and shall be cancelled and upon the cancellation thereof the holder thereof shall be entitled to receive, in respect of each Company Share subject to such Company Option or Company RSU immediately prior to such cancellation, an amount (subject to any applicable withholding tax) in cash equal to: (A) the Per Share Amount; minus (B) with respect to a Company Option only, the exercise price per Company Share subject to such Company Option; provided, however, that, if any such Company Option is an Underwater Option, then such Company Option shall be cancelled without any cash or other consideration being paid or provided in respect thereof. Each holder of a Company Option or Company RSU cancelled as provided in this Section 5.7(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 5.7(a), without interest, as applicable. Parent shall cause the cash payments described in this Section 5.7(a) to be paid promptly (but no later than the second payroll period) following the Effective Time. Prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall take or cause to be taken all actions necessary to effectuate this Section 5.7(a) to the extent such treatment is not expressly provided for by the terms of the applicable Company Equity Plans and related award agreements.

(b) The Company shall take the necessary actions with respect to the Company’s 2015 Employee Stock Purchase Plan (the “Company ESPP”) so that: (i) as of the date of this Agreement, the current offering will be terminated, no offering periods or purchase periods shall be commenced, and no payroll deductions or other contributions will be accepted; (ii) no additional Company Shares shall be purchased or issued under the Company ESPP; and (iii) conditional upon the occurrence of the Effective Time, the Company ESPP shall terminate effective upon the Effective Time.

5.8 Other Employee Benefits.

(a) Parent agrees that all employees of the Company who continue employment with Parent or the Surviving Corporation after the Effective Time (“Continuing Employees”) shall, following the Effective Time: (i) be entitled to receive base pay, bonus and commission targets, severance and other benefits substantially similar to those in place with respect to similarly situated employees of Parent; and (ii) be eligible to participate in Parent’s employee benefit plans (including any profit sharing plans, bonus plans, severance plans and health and welfare benefit plans) to the same extent as similarly situated employees of Parent. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

(b) Parent shall ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Company (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable and to the extent allowed under such plan, program or policy, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Plan as of the Effective Time. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall, to the extent allowed under such plan: (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan; and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

(c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Company.

(d) If directed by Parent in writing at least 10 business days prior to the Acceptance Time, the Company shall terminate any and all Company Plans intended to qualify under Section 401(k) of the Code, effective not later than the business day immediately preceding the Acceptance Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(e) Nothing in this Section 5.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any employee to employment with Parent or the Surviving Corporation, or (iv) create any third-party beneficiary rights in any employee of the Company with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent, the Company or the Surviving Corporation may maintain.

5.9 Compensation Arrangements. Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Acceptance Time, Parent will cause the Company, and the Surviving Corporation, to fulfill and honor in all respects the obligations of the Company pursuant to (i) each written indemnification agreement in effect between the Company and any Indemnified Party in effect on the date of this Agreement and set forth on Part 5.10(a) of the Company Disclosure Schedule, and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the Organizational Documents of the Company as in effect on the date of this Agreement. The Organizational Documents of the Surviving Corporation shall contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in the Company’s Organizational Documents on the date of this Agreement and, from and after the Acceptance Time through the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

(b) From the Acceptance Time through the sixth anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided, however, that (i) in no event shall Parent be required pursuant to this Section 5.10(b) to expend in any one year an amount in excess of 300% of the annual premium payable by the Company as of the date of this Agreement with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for an annual premium equal to such amount, and (ii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause “(i)” above, the Company may obtain a prepaid “tail” policy (the “Tail Policy”) prior to the Acceptance Time, which policy provides the Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time. Parent shall cause any such Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Company or the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.10.

(d) The rights of each Indemnified Party under this Section 5.10 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of the Company or the Surviving Corporation, under any other indemnification arrangement, under the DGCL or otherwise. This Section 5.10 shall survive the Acceptance Time and shall also survive consummation of the Merger and the Effective Time. This Section 5.10 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, Representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. Section 5.10 may not be amended, altered or repealed after the Acceptance Time without the prior written consent of the affected Indemnified Person.

(e) For purposes of this Agreement, each individual who is or was an officer or director of the Company at or at or at any time prior to the Acceptance Time shall be deemed to be an “Indemnified Party.”

5.11 Section 16 Matters. The Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of Company Shares in the Offer and the deemed disposition and cancellation of Company Shares and, as applicable, Company Options, Company RSUs and Company Shares purchased pursuant to the exercise of outstanding purchase rights under the Company ESPP in the Merger by applicable individuals.

5.12 Stock Exchange Delisting. The Surviving Corporation shall use its reasonable best efforts to cause the Company Shares to no longer be quoted on NASDAQ and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

5.13 Stockholder Litigation. The Company shall provide Parent with prompt notice of, and copies of all pleadings and correspondence relating to, any Legal Proceeding against the Company or any of its directors or officers by any holder of Company Shares arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate in the defense, settlement, or compromise of any such Legal Proceeding, at Parent’s sole cost and expense, and no such settlement or compromise shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that Parent shall not be obligated to consent to any settlement that does not include a full release of Parent and its Affiliates or that imposes an equitable remedy upon Parent or its Affiliates (including, after the Effective Time, the Company). For purposes of this Section 5.13, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Legal Proceeding by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to the Legal Proceeding but will not be afforded any decision-making power or other authority over the Legal Proceeding except for the settlement or compromise consent set forth above.

5.14 Financing Assistance.

(a) Prior to the Acceptance Time, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, which reasonable best efforts shall include:

(i) furnishing Parent as promptly as reasonably practicable with financial information and other pertinent information regarding the Company and its Subsidiaries to the extent such information exists (or is otherwise customary for debt financings similar to the Debt Financing, unless the delivery of such information would be unreasonably burdensome) and is reasonably requested by Parent to consummate the Debt Financing (including the Required Financial Information);

(ii) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, meetings with prospective lenders and sessions with rating agencies in connection with the Debt Financing, and cooperating with Parent in connection with Parent’s preparation of materials for rating agency presentations, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing;

(iii) (A) reasonably assisting Parent in connection with Parent’s preparation of one or more credit or other similar agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral; provided, however, that no perfected security interest, pledge or guarantee shall be effective until the Effective Time and (B) reasonably facilitating the taking of all corporate (or equivalent) actions by the Company and its Subsidiaries with respect to entering such definitive financing documents and necessary to permit consummation of the Debt Financing; and

(iv) at least four business days prior to the Acceptance Time, providing all documentation and other information about the Company that is reasonably requested by the Lenders as the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent requested by Parent in writing at least nine business days prior to the Acceptance Time;

provided; however, in each case that: (A) none of the Company or its Representatives shall be required to execute or enter into, perform or authorize any agreement or deliver any guaranty, mortgage, collateral filing, blocked account control agreement, certificate, document or other instrument, in each case the effectiveness of which is not contingent upon the Effective Time or that would otherwise be effective prior to the Effective Time; (B) such requested cooperation shall not unreasonably interfere with the business or the ongoing operations of the Company; (C) nothing in this Section 5.14 shall require cooperation to the extent that it could: (1) cause any Offer Condition not to be satisfied or otherwise cause any breach of this Agreement; or (2) reasonably be expected to conflict with or violate the Company’s Organizational Documents or any Legal Requirement, or result in the contravention of, or result in a violation or breach of, or default under, any Material Contract; (D) prior to the Effective Time, neither the Company nor any of its Representatives shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the financings contemplated by the Debt Commitment Letter, other than expenses that are advanced or reimbursed as provided in Section 5.14(c); and (E) nothing shall obligate the Company or any of its Representatives to: (1) provide, or cause to be provided, any legal opinion; provided, however, that the Company or its Representatives shall use their reasonable best efforts to provide, or cause to be provided, customary backup documentation for legal opinions that are required in connection with the Debt Financing to the extent reasonably requested by Parent in accordance with this Section 5.14(a); or (2) take any action or provide any information to the extent it would result in a violation of applicable Legal Requirements.

(b) The Company hereby consents to the use of its and its Subsidiaries’ logos solely for the purpose of obtaining the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(c) Neither the Company nor its Representatives shall be required to take any action that would subject any of them to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or the performance of their respective obligations under this Section 5.14, except to the extent contingent upon the Effective Time and except in the case of costs, expenses or fees, if such amounts are advanced or reimbursed as provided in this Section 5.14(c). Parent and Acquisition Sub shall indemnify, defend and hold harmless each of the Company and its Representatives from and against, and shall compensate and reimburse each of them for, any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and the performance of their respective obligations under this Section 5.14 and any information utilized in connection therewith, except to the extent such liabilities or obligations resulted from: (i) information provided by or on behalf of the Company or any of its Representatives; or (ii) the gross negligence or bad faith of, or willful misconduct by, the Company. Parent shall, within 30 days after the delivery of a written request by the Company accompanied by supporting documentation therefor, reimburse the Company and each of its Representatives for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Representatives in connection with any assistance or cooperation in connection with the Debt Financing provided by the Company or its Representatives pursuant to this Section 5.14.

5.15 Parent Financing Efforts.

(a) Each of Parent and Acquisition Sub shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts with respect to: (i) maintaining in full force and effect the Debt Commitment Letter; (ii) negotiating, executing and delivering definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained therein or, if available, on other terms that are acceptable to Parent in its sole discretion and could not adversely affect the ability of Parent or Acquisition Sub to consummate the transactions contemplated herein; and (iii) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions applicable to Parent, Acquisition Sub and their respective Subsidiaries to obtaining the Debt Financing that are within Parent’s, Acquisition Sub’s or such Subsidiaries’ control.

(b) Neither Parent nor Acquisition Sub shall, without the prior written consent of the Company: (i) terminate the Debt Commitment Letter, unless the Debt Commitment Letter is concurrently replaced in a manner consistent with the following clause (ii); or (ii) permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, the Debt Commitment Letter if such amendment, supplement, modification, waiver, or replacement: (w) would: (1) add any new condition to the Debt Financing (or adversely modify or expand any existing condition); or (2) taking into account the expected timing of the Marketing Period, reasonably be expected to make the timely funding of any of the Debt Financing or satisfaction of the conditions to obtaining any of the Debt Financing less likely to occur; (x) reduces the aggregate amount of the Debt Financing to an amount such that the transactions contemplated hereby (including payment of the Per Share Amount and any other amounts (including fees and expenses) required to be paid by Parent or Acquisition Sub hereunder) could not be consummated; (y) taking into account the expected timing of the Marketing Period, would reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or (z) would reasonably be expected to materially and adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Debt Commitment Letter (it being understood that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof). Parent shall deliver to the Company an accurate and complete copy of any amendment, modification, supplement or waiver of the Debt Commitment Letter or any definitive agreement with respect to the Debt Financing promptly following execution thereof, in each case, to the extent entered into prior to the Effective Time; provided, however, that any amendment to the Fee Letter may be redacted to the same extent as the Fee Letter is permitted to be redacted under Section 4.6(a). Parent shall promptly notify the Company in writing: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter or any definitive agreement in connection with the Debt Financing of which Parent obtains knowledge; (B) of the receipt by Parent, Acquisition Sub or any of their respective Affiliates or Representatives of any written notice or other written communication from any Lender or other financing source with respect to any actual, threatened or alleged breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive financing agreement in connection with the Debt Financing or any provision of the Debt Financing contemplated pursuant to the Debt Commitment Letter or such definitive financing agreement (including any proposal by any Lender or other financing source to withdraw, terminate or make a material change in the amount of Debt Financing contemplated by the Debt Commitment Letter); (C) if for any reason Parent or Acquisition Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or any definitive agreement with respect to the Debt Financing; and (D) of the termination or expiration prior to the Acceptance Time of the Debt Commitment Letter. As soon as reasonably practicable, Parent and Acquisition Sub shall provide any material information in connection with funding of the Debt Financing reasonably requested by the Company.

(c) Upon the request of the Company, Parent shall promptly update the Company in reasonable detail of any material developments concerning the availability of the Debt Financing. Parent and Acquisition Sub shall provide the Company, upon request, with copies of any drafts of the definitive agreements with respect to the Debt Financing and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of the arrangement and obtaining of the Debt Financing. In the event that all or any portion of the aggregate amount of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall: (i)

promptly notify the Company of such unavailability and, to the knowledge of Parent, the reason therefor; and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative financing (in an amount sufficient to enable the transactions contemplated hereby to be consummated, including payment of the Per Share Amount and any other amounts (including fees and expenses) required to be paid by Parent or Acquisition Sub hereunder) from the same or other financing sources and on terms and conditions no less favorable in any respect to Parent or Acquisition Sub than those set forth in the Debt Commitment Letter.

(d) Notwithstanding anything to the contrary contained in this Agreement, compliance by Parent and Acquisition Sub with their obligations under this Section 5.15 shall not relieve Parent and Acquisition Sub of their obligations to consummate the transactions contemplated by this Agreement. Nothing contained in this Section 5.15 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to: (A) pay any fees to the Lenders in excess of those contemplated in the Debt Commitment Letter and the related Fee Letter as of the date hereof, whether to secure waiver of any conditions contained therein or otherwise; or (B) amend or waive any of the terms or conditions under the Debt Commitment Letter.

(e) Parent acknowledges and agrees that, as of the date of this Agreement, it has received: (i) all of the Required Financial Information specified in clause “(a)” of the definition of such term; and (ii) the unaudited balance sheet and statement of income of the Company as of and for the fiscal quarter ended March 31, 2016.

5.16 Cash Management. Prior to the Acceptance Time, the Company will: (a) use commercially reasonable efforts to convert not less than $50,000,000 of Short-term Investments to cash; (b) take all action necessary to cause Short-term Investments that mature after the date of this Agreement to remain in cash and not be re-invested in Short-term Investments; and (c) discuss with Parent, and act in good faith in connection with, the conversion of the Company’s remaining Cash and Cash Equivalents and Short-Term Investments into cash. Any available cash of the Company on hand at the Closing may be used for payments to be made at the Closing as directed by Parent.

SECTION 6 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

6.1 Consummation of the Offer. Acquisition Sub (or Parent on Acquisition Sub’s behalf) shall have accepted for payment the Company Shares validly tendered pursuant to the Offer and not withdrawn.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 7 TERMINATION

7.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a) by mutual written consent of the Company and Parent at any time prior to the Acceptance Time;

(b) by Parent or the Company at any time after September 30, 2016 (the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided, however, that: (i) if the Marketing Period has commenced and is continuing, but the Acceptance Time has not yet occurred as of the End Date, then the End Date shall automatically be extended to (and shall be deemed for all purposes to be) the date that is five business days following the then-scheduled end date of the Marketing Period; and (ii) a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the breach by such party of any of its representations or warranties or the failure of such party (or any Affiliate of such party) to perform any covenant (other than any covenant related to the Debt Financing) required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time shall have been the primary cause of the failure of the Acceptance Time to have occurred on or before the End Date;

(c) by Parent or the Company at any time prior to the Acceptance Time if there shall be any law enacted after the date of this Agreement and remaining in effect that makes the acceptance for payment of, or the payment for, Company Shares tendered pursuant to the Offer or the Merger illegal or that prohibits the consummation of the Offer or the Merger, or any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Shares tendered pursuant to the Offer or prohibiting the consummation of the Merger, and such order, decree or ruling shall have become final and non-appealable; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure of such party (or any Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time shall have been the primary cause of the existence of such order, decree or ruling;

(d) by Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(d)) expires as a result of the non-satisfaction of one or more Offer Conditions (it being understood that if any of such Offer Conditions is deemed satisfied or waived, there cannot be a failure of such Offer Condition to be satisfied), or is validly terminated or withdrawn prior to the Acceptance Time in accordance with this Agreement, without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer results from the breach by such party of a representation or warranty under this Agreement or the failure of such party (or any Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e) by Parent at any time prior to the Acceptance Time (i) if the Company Board shall have made a Change in Recommendation; or (ii) if, following the public announcement of an Acquisition Proposal or the commencement of a tender offer or exchange offer for the Company Shares (or any material change thereto is first made public or sent or given to the stockholders of the Company), the Company Board shall have failed to publicly reaffirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender or exchange offer, as applicable, in each case upon Parent’s written request within 10 business days after receipt of such request; provided, however that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) unless the notice of termination pursuant to this Section 7.1(e) is delivered by Parent to the Company within 10 business days following the occurrence of the event giving rise to Parent’s right to terminate this Agreement pursuant to this Section 7.1(e);

(f) by the Company in connection with the Company Board making a Change in Recommendation in response to a Superior Proposal or causing the Company to enter into an Alternative Acquisition Agreement, if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 1.3(d) with respect to such Superior Proposal;

(g) by Parent by written notice to the Company at any time prior to the Acceptance Time, if a breach of any representation or warranty in Section 3 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of the conditions set forth in clauses “(2)(b),” “(2)(c)” and “(2)(d)” of Annex I to exist (it being understood that if any of such conditions is deemed satisfied or waived, there cannot be a failure of such condition to exist); provided, however, that, for purposes of this Section 7.1(g), if such a breach is curable by the Company within 20 business days of the date Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 7.1(g) on account of such breach unless such breach shall remain uncured upon the expiration of such 20 business day period;

(h) by the Company by written notice to Parent at any time prior to the Acceptance Time, if a breach in any material respect of any representation or warranty in Section 4 or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent or Acquisition Sub shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Acquisition Sub from consummating the transactions contemplated by this Agreement; provided, however, that, for purposes of this Section 7.1(h), if such a breach is curable by Parent within 20 business days of the date the Company gives Parent notice of such breach and Parent is continuing to use its commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 7.1(h) on account of such breach unless such breach shall remain uncured upon the expiration of such 20 business day period;

(i) by the Company by written notice to Parent at any time prior to the Acceptance Time, if Acquisition Sub fails to commence the Offer on or prior to the date that is two business days after the date on which Acquisition Sub is required to commence the Offer pursuant to Section 1.1(a); provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if such failure by Acquisition Sub results from the failure by the Company (or its Affiliates) to perform any covenant required to be performed by the Company (or its Affiliates) under this Agreement; or

(j) by the Company by written notice to Parent at any time prior to the Acceptance Time and after the Last Date if: (i) the Offer Conditions have been satisfied or waived (or, pursuant to Section 1.1(d)(iv), deemed satisfied or waived) at the earlier of the Expiration Time and the date on which Parent delivers a Financing Delay Notice (other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied); and (ii) the Company has confirmed by written notice to Parent that it intends to terminate this Agreement pursuant to this Section 7.1(j) if Acquisition Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer when required in accordance Section 1.1(b); and (iii) Acquisition Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within the later of (x) three business days following the date on which the Company provides the notice contemplated by clause “(ii)” of this Section 7.1(j) and (y) one business day after the then-scheduled Expiration Time at the time the Company provides the notice contemplated by clause “(ii)” of this Section 7.1(j) (such later date, the “Last Date”).

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, without any liability on the part of any party hereto; provided, however, that: (a) the indemnification and reimbursement obligations of Parent and Acquisition Sub under Section 5.14(c), this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) subject to Section 7.3(e), the termination of this Agreement shall not relieve any party from any liability for any intentional and material breach of this Agreement. Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that any failure of Parent or Acquisition Sub to satisfy its obligation to accept for payment or pay for Company Shares in accordance with the terms of this Agreement following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected in accordance with the terms of this Agreement following satisfaction of the conditions set forth in Section 6, will be deemed to constitute an intentional and material breach of a covenant of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

7.3 Termination Fee.

(a) If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), (B) following the date of this Agreement and prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly announced (and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement), and (C) the Company consummates a Specified Acquisition Transaction within 12 months after such termination or the Company enters into a definitive agreement within 12 months after such termination providing for a Specified Acquisition Transaction that is subsequently consummated; (ii) this Agreement is terminated by Parent pursuant to Section 7.1(e); or (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f), then in the case of each of clauses “(i)” through “(iii),” the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $16,500,000 (the “Company Termination Fee”). Any Company Termination Fee shall be paid by the Company: (1) in the case of clause “(i)” of the preceding sentence of this Section 7.3(a), within two business days after the consummation of the Specified Acquisition Transaction; (2) in the case of clause “(ii)” of the preceding sentence of this Section 7.3(a), within two business days following termination of this Agreement; and (3) in the case of clause “(iii)” of the preceding sentence of this Section 7.3(a), concurrently with a termination of this Agreement under Section 7.1(f).

(b) If (i) this Agreement is validly terminated by the Company pursuant to Section 7.1(j), or (ii) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b) and at such time the Expiration Time has been extended beyond the End Date pursuant to Section 1.1(d)(iv), then Parent shall pay to the Company a termination fee in the amount of $25,000,000 (the “Parent Termination Fee”), in the case of a termination of this Agreement by the Company pursuant to Section 7.1(j), within two business days following the termination of this Agreement, and in the case of a termination of this Agreement by Parent pursuant to Section 7.1(b), concurrently with such termination.

(c) Any Company Termination Fee due under Section 7.3(a) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Any Parent Termination Fee due under Section 7.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt: (i) the Company Termination Fee shall be payable only once and not in duplication even though the Company Termination Fee may be payable under one or more provisions hereof; and (ii) the Parent Termination Fee shall be payable only once and not in duplication even though the Parent Termination Fee may be payable under one or more provisions hereof. Each of the parties acknowledges and agrees that neither the Parent Termination Fee nor the Company Termination Fee shall constitute a penalty but instead is liquidated damages in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision (it being understood that nothing in this sentence shall limit the Company’s or Parent’s rights in the event of an intentional and material breach). If the Company fails to pay the Company Termination Fee when due or if Parent fails to pay the Parent Termination Fee when due, then the party that has failed to pay such amount shall also be required to pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent or the Company, as applicable) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date such amount was originally required to be paid (any such interest payment, an “Interest Payment”).

(d) While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.13 and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Acceptance Time or the Effective Time occurring and the Parent Termination Fee or the Company Termination Fee, as applicable.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.14(c), if Parent or Acquisition Sub breaches this Agreement (whether such breach is intentional and material, unintentional, willful or otherwise) or fails to perform any of its covenants, obligations or agreements hereunder (whether such failure is intentional and material, unintentional, willful or otherwise), the Company’s right to: (i) obtain an injunction, specific performance or other equitable relief in accordance with the terms and limitations of Section 8.13; or (ii) terminate this Agreement and: (A) receive the Parent Termination Fee in the circumstances under which such fee is payable pursuant to Section 7.3(b) (and any related Interest Payment); or (B) in any circumstance under which the Parent Termination Fee is not payable pursuant to Section 7.3(b), seek money damages from Parent in the event of Parent’s or Acquisition Sub’s intentional and material breach of any of their representations, warranties, covenants, obligations or agreements contained in this Agreement, shall be the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the Company and the Company Related Parties against the Parent Related Parties or the Lender Related Parties for any losses, damages, costs, expenses, obligations or liabilities arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated) or in respect of any oral representations made or alleged to be made in connection with this Agreement, the transactions contemplated by this Agreement, the Debt Commitment Letter or the transactions contemplated therein. In no event shall: (1) the Company or any other Company Related Party seek, directly or indirectly, to recover against any Parent Related Parties (other than Parent and Acquisition Sub) or Lender Related Parties, compel payment by any Parent Related Parties (other than Parent and Acquisition Sub) or Lender Related Parties of, any damages or other payments whatsoever or bring against any Parent Related Parties (other than Parent and Acquisition Sub) or Lender Related Parties any actions, claims or causes of action (whether such remedies are sought in equity or at law, in contract, in tort or otherwise), in each case in this clause “(1)” arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated), or in respect of any oral representations made or alleged to be made in connection with this Agreement or the Debt Commitment Letter; or (2) Parent, Acquisition Sub or any other Parent Related Party seek, directly or indirectly, to recover against any Company Related Party (other than the Company), compel payment by any Company Related Party

(other than the Company) of, any damages or other payments whatsoever or bring against any Company Related Party (other than the Company) any action, claim or cause of action (whether any such remedy is sought in equity or at law, in contract, in tort or otherwise), in each case in this clause “(2)” arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated), or in respect of any oral representations made or alleged to be made in connection with this Agreement or the Debt Commitment Letter.

SECTION 8 MISCELLANEOUS PROVISIONS

8.1 Amendment. This Agreement may be amended with the approval of the respective parties at any time prior to the Effective Time. Without limiting the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that no amendment to Sections 7.3(e), 8.1, 8.5 and 8.7, in each case to the extent such amendment would materially and adversely affect the rights of a Lender shall be effective as to such Lender without such Lender’s consent.

8.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Acceptance Time.

8.4 Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

8.5 Applicable Law; Jurisdiction. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably agrees: (i) that any Legal Proceeding, whether at law or in equity, in contract, in tort or otherwise, involving the Lender Related Parties arising out of, or relating to, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each of the parties submits to the exclusive jurisdiction of such court with respect to any such legal proceeding; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter or in Section 8.8 will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Legal Requirements, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) that any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE DEBT COMMITMENT LETTER AND THE FINANCING CONTEMPLATED THEREIN AND THE LENDER RELATED PARTIES), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

8.6 Payment of Expenses. Whether or not Company Shares are purchased pursuant to the Offer and whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

8.7 Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto. Except for the provisions of Section 1 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Shares who have tendered pursuant to the Offer (and not validly withdrawn) Company Shares), Section 2 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Shares immediately prior to the Effective Time), Section 5.10 (which, from and after the Acceptance Time shall be for the benefit of the Indemnified Parties), Section 5.14(c) (which, from and after the Acceptance Time shall be for the benefit of the Company’s Representatives) and for the rights of the Lender Related Parties pursuant to Sections 7.3(e), 8.1, 8.5 and 8.7, which shall be for the benefit of each Lender Related Party, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature; provided, however, that the Company shall be entitled and have the right to pursue and recover damages (including damages based on the consideration that would have otherwise been payable to holders of the Company Shares or based on the loss of market value or decline in stock price of the Company) in the name of and on behalf of its stockholders in the event of any breach by Parent or Acquisition Sub of this Agreement or in the event of fraud, which right is hereby acknowledged and agreed to by Parent and Acquisition Sub.

8.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), then such communication shall be deemed duly given and made two business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized Representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized Representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Arbor Pharmaceuticals, LLC

Six Concourse Parkway, Suite 1800

Atlanta, GA 30328

Attention: CEO

Facsimile: (470) 235-2403

with a copy to:

Alston & Bird LLP

One Atlantic Center, Suite 4900

Atlanta, GA 30309-3424

Attention: Mark Ray

Facsimile: (404) 881-7777

if to the Company:

XenoPort, Inc.

2000 Seaport Boulevard

Redwood City, CA 94063

Attention: General Counsel

Facsimile: (408) 616-7214

with a copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood City, CA 94065

Attention:	Keith A. Flaum
Christopher R. Moore
Facsimile:	(650) 802-3100

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.11 Obligation of Parent. Parent shall ensure that each of Acquisition Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Acquisition Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.12 Disclosure. Nothing contained in this Agreement shall be deemed to limit the ability of the Company or the Company Board to make any disclosure if the Company Board determines in good faith (after consultation with counsel) that failure to do so would create a material risk of either (a) a breach by the Company Board of its fiduciary duties to the holders of Company Shares, or (b) a violation of any Legal Requirement.

8.13 Specific Performance.

(a) Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent, Acquisition Sub or the Company of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant (including with respect to the obligations of Parent and Acquisition Sub to accept for payment and pay for Company Shares and the obligation of Parent to consummate the Merger); and (ii) an injunction restraining such breach or threatened breach (including with respect to the obligations of Parent and Acquisition Sub to accept for payment and pay for Company Shares and the obligation of Parent to consummate the Merger). In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.13(a)), it is explicitly agreed that the Company shall have the right to obtain an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Acquisition

Sub’s obligations to consummate (as defined in Section 251(h) of the DGCL) the Offer and to consummate the Merger if and only if: (i) all Offer Conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied) or waived at the Expiration Time; (ii) the Debt Financing has been funded or will be funded at the Acceptance Time; and (iii) the Company has irrevocably confirmed in a written notice to Parent that if an injunction, specific performance or other equitable remedy is granted, then it would take such actions required of it under this Agreement to consummate (as defined in Section 251(h) of the DGCL) the Offer and to consummate the Merger, as applicable.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references to a document or instrument having been made available to Parent shall be deemed to include the making available of such document or instrument to Parent’s counsel, to Parent’s legal or financial advisor or to any other Representative of Parent, including by posting such document in an electronic data room.

(f) All references in this Agreement to “$” are intended to refer to U.S. dollars.

[Remainder of page intentionally left blank]

Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above.

ARBOR PHARMACEUTICALS, LLC
a Delaware limited liability company

By:	/s/ Edward J. Schutter
	Name:	Edward J. Schutter
	Title:	Chief Executive Officer

AP ACQUISITION SUB, INC.
a Delaware corporation

By:	/s/ Edward J. Schutter
	Name:	Edward J. Schutter
	Title:	President

XENOPORT, INC.
a Delaware corporation

By:	/s/ Vincent J. Angotti
	Name:	Vincent J. Angotti
	Title:	CEO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other terms or provisions of the Offer or the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”), and in addition to (and not in limitation of) Acquisition Sub’s right to extend and amend the Offer (subject to the provisions the Agreement), Acquisition Sub shall not be obligated to (and Parent shall not be required to cause Acquisition Sub to) accept for payment or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Acquisition Sub’s obligation to pay for or return the tendered Company Shares promptly after termination or withdrawal of the Offer, pay for any Company Shares validly tendered and not withdrawn pursuant to the Offer, if:

(1) immediately prior to the Expiration Time (as it may have been extended pursuant to Section 1.1(d) of the Agreement), there shall not be validly tendered (not including as tendered Company Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the expiration of the Offer) and not validly withdrawn that number of Company Shares that, when added to the Company Shares then beneficially owned by Parent and its Affiliates, constitute at least a majority of the total number of then issued and outstanding Company Shares (the condition in this clause “(1)” being referred to as the “Minimum Condition”); or

(2) immediately prior to the Expiration Time (as it may have been extended pursuant to Section 1.1(d) of the Agreement), any of the following additional conditions shall not be satisfied or have been waived:

(a) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Company Shares pursuant to the Offer shall have expired or otherwise been terminated;

(b) the Specified Representations shall be accurate in all material respects as of the Expiration Time (as it may have been extended pursuant to Section 1.1(d) of the Agreement) as if made on and as of the Expiration Time (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded);

(c) the representations and warranties of the Company contained in the Agreement, other than the Specified Representations, shall be accurate in all respects as of the Expiration Time (as it may have been extended pursuant to Section 1.1(d) of the Agreement) as if made on and as of the Expiration Time, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded);

(d) the covenants of the Company contained in the Agreement that are required to have been performed by the Company prior to the Acceptance Time shall have been performed in all material respects;

(e) since the date of the Agreement, there shall not have occurred any Company Material Adverse Effect;

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(f) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted since the date of the Agreement that makes consummation of the Offer or the Merger illegal;

(g) Parent shall have received a certificate signed by an officer of the Company confirming the satisfaction of the conditions described in clauses “2(b),” “2(c)” and “2(d)” above;

(h) the Marketing Period shall have been completed; or

(i) the Agreement shall not have been validly terminated in accordance with Section 7 of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived (to the extent permitted by the Agreement and applicable Legal Requirements) by Parent or Acquisition Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Capitalized terms used but not defined in this Annex I shall have the meaning ascribed to them elsewhere in the Agreement.

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including Annex I and this Exhibit A):

Acceptance Time. “Acceptance Time” shall mean the first time at which Acquisition Sub accepts for payment any Company Shares tendered pursuant to the Offer.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Sub. “Acquisition Sub” shall have the meaning set forth in the Preamble.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Offer or the Merger) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 15% or more of the outstanding voting power of the Company; or (ii) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 15% or more of the outstanding voting power of the Company;

(b) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of the assets of any business or businesses that constitute or account for 15% or more of the net revenues, net income or assets of the Company; or

(c) any combination of the foregoing.

Affiliate. A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with Annex I and this Exhibit A, as such Agreement and Plan of Merger (including Annex I and this Exhibit A) may be amended from time to time.

Alternative Acquisition Agreement. “Alternative Acquisition Agreement” shall have the meaning set forth in Section 1.3(c).

Antitrust Law. “Antitrust Law” shall mean the HSR Act and any other applicable Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Appraisal Shares. “Appraisal Shares” shall have the meaning set forth in Section 2.8(c).

Book Entry Shares. “Book Entry Shares” shall have the meaning set forth in Section 2.6.

Cash and Cash Equivalents. “Cash and Cash Equivalents” means the Company’s cash and cash equivalents determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the financial statements contained or incorporated by reference in the Company SEC Documents.

Certificate of Merger. “Certificate of Merger” shall have the meaning set forth in Section 2.3.

Change in Circumstances. “Change in Circumstances” shall have the meaning set forth in Section 1.3(d)(ii).

Change in Recommendation. “Change in Recommendation” shall have the meaning set forth in Section 1.3(c).

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Collaboration Partners. “Collaboration Partners” shall mean any of the Company’s current licensees or research, development, collaboration, supply, manufacturing or similar commercialization partners with respect to the Company Products.

Collaboration Pharmaceutical Products. “Collaboration Pharmaceutical Products” shall mean all Products with respect to which the Company has the right to receive fees, milestones, royalties or other consideration, including funding for or reimbursement of development or other costs.

Company. “Company” shall have the meaning set forth in the Preamble; provided that in the event the Company has any Subsidiaries, the term “Company” shall be deemed to include such Subsidiaries for purposes of Section 3 and Section 5 of this Agreement, unless the context otherwise requires.

Company Board. “Company Board” shall have the meaning set forth in the Recitals.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in Section 1.3(a).

Company Disclosure Schedule. “Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 3.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 1999 Stock Plan, 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan, 2010 Inducement Award Plan, as amended, and 2014 Equity Incentive Plan.

Company ESPP. “Company ESPP” shall have the meaning set forth in Section 5.7(b).

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any event, change, effect, circumstance or occurrence that has a material adverse effect on the business, operations or financial condition of the Company; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (a) any adverse effect arising or resulting from general economic, financial or market conditions; (b) any adverse effect arising or resulting from any facts, circumstances or conditions generally affecting the pharmaceutical or biotechnology industry; (c) any adverse effect arising or resulting from any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the Agreement, any act of God or other similar event, occurrence or circumstance; (d) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders and any litigation) arising or resulting from the announcement or pendency of the Agreement, the Offer, the Merger or any of the other transactions contemplated by the Agreement; (e) any failure of the Company to meet internal or analysts’ expectations or projections, in and of itself; (f) any adverse effect arising or resulting from (1) any action or inaction by the Company taken or omitted to be taken with the consent or at the request of Parent or Acquisition Sub, or (2) compliance by the Company with the terms of, or the taking of any action contemplated or permitted by, the Agreement; (g) any adverse effect arising or resulting from any change in any Legal Requirement; (h) any decline in the Company’s stock price or any decline in the market price or trading volume of the Company Shares on NASDAQ, in and of itself; (i) any adverse effect arising or resulting from any request or requirement by any Governmental Entity that Parent or the Company (1) divest or agree to the divestiture of any assets or (2) enter into any voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or other agreement or arrangement with respect to any assets or operations of the Company; and (j) any adverse effect arising or resulting from any change in accounting principles or the interpretation or application thereof (except, in the case of each of clauses “(a),” “(b)” and “(c)” of this proviso, to the extent that such changes have a materially disproportionate adverse effect on the Company relative to the adverse effect on other development-stage companies in the pharmaceutical or biotechnology industry).

Company Options. “Company Options” shall mean options to purchase Company Shares from the Company, whether granted pursuant to the Company Equity Plans or otherwise.

Company Plans. “Company Plans” shall have the meaning set forth in Section 3.16(a).

Company Products. “Company Products” shall mean, collectively, the Pharmaceutical Products and the Collaboration Pharmaceutical Products.

Company Registered IP. “Company Registered IP” shall have the meaning set forth in Section 3.6(a).

Company Related Party. “Company Related Party” shall mean the Company and each former, current or future Affiliate, officer, director, manager, employee, shareholder, equityholder, member, manager, partner, agent, representative, successor or assign of the Company or any former, current or future Affiliate, officer, director, manager, employee, shareholder, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

Company Returns. “Company Returns” shall have the meaning set forth in Section 3.15(a).

Company RSUs. “Company RSUs” shall mean the restricted stock units of the Company issued pursuant to the Company Equity Plans.

Company SEC Documents. “Company SEC Documents” shall have the meaning set forth in Section 3.4(a).

Company Shares. “Company Shares” shall mean shares of common stock, $.001 par value per share, of the Company.

Company Stock Certificate. “Company Stock Certificate” shall have the meaning set forth in Section 2.6.

Company Termination Fee. “Company Termination Fee” shall have the meaning set forth in Section 7.3(a).

Compensation Committee. “Compensation Committee” shall have the meaning set forth in Section 5.9.

Continuing Employees. “Continuing Employees” shall have the meaning set forth in Section 5.8(a).

Convertible Debt. “Convertible Debt” shall mean those certain 2.50% convertible senior notes of the Company due 2022.

Debt Commitment Letter. “Debt Commitment Letter” shall have the meaning set forth in Section 4.6(a).

Debt Financing. “Debt Financing” shall have the meaning set forth in Section 4.6(a).

DGCL. “DGCL” shall have the meaning set forth in the Recitals.

Effective Time. “Effective Time” shall have the meaning set forth in Section 2.3.

End Date. “End Date” shall have the meaning set forth in Section 7.1(b).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

Environmental Law. “Environmental Law” shall have the meaning set forth in Section 3.18.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Expiration Time. “Expiration Time” shall have the meaning set forth in Section 1.1(d).

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetics Act, as amended, and all related rules, regulations and guidelines.

Fee Letter. “Fee Letter” shall have the meaning set forth in Section 4.6(a).

Final Purchase Date. “Final Purchase Date” shall have the meaning set forth in Section 5.7(b).

Financing Delay. “Financing Delay” shall have the meaning set forth in Section 1.1(d)(iv).

Financing Delay Notice. “Financing Delay Notice” shall have the meaning set forth in Section 1.1(d)(iv).

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Good Clinical Practice. “Good Clinical Practice” shall have the meaning set forth in the FDCA.

Good Laboratory Practice. “Good Laboratory Practice” shall have the meaning set forth in the FDCA.

Good Manufacturing Practice. “Good Manufacturing Practice” shall have the meaning set forth in the FDCA.

Government Contract. “Government Contract” shall mean any contract to which the Company is a party and that involves the sale of goods or services directly to a Governmental Entity, including a subcontract at any tier or level below a prime contract.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.

Governmental Entity. “Governmental Entity” shall mean any federal, state, local or foreign governmental authority.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

ICH. “ICH” shall mean the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

Indemnified Party. “Indemnified Party” shall have the meaning set forth in Section 5.10(e).

Initial Expiration Time. “Initial Expiration Time” shall have the meaning set forth in Section 1.1(d).

Intellectual Property. “Intellectual Property” shall mean invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, works of authorship, software, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques and technology.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all United States, foreign and international rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) copyright rights; (b) trademark and service mark rights; (c) trade secret rights; (d) patents and patent applications, including continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof; and (e) all registrations, renewals and extensions of, and applications for, any of the rights referred to in clauses “(a)” through “(d)” above.

intentional and material breach “intentional and material breach” and variations thereof, including “intentionally and materially breach,” shall mean a material breach that is a consequence of an act or omission of the breaching party with the knowledge that the taking of such act, or such omission, would cause (or would reasonably be expected to cause) a breach of the Agreement.

Interest Payment. “Interest Payment” shall have the meaning set forth in Section 7.3(c).

Inventory. “Inventory” shall have the meaning set forth in Section 3.7(b).

Last Date. “Last Date” shall have the meaning set forth in Section 7.1(j).

Legal Proceeding. “Legal Proceeding” shall mean any claim, lawsuit, court action or other court proceeding, arbitration, governmental or administrative investigation, audit or inquiry.

Legal Requirement. “Legal Requirement” shall mean any law, rule or regulation adopted or promulgated by any Governmental Entity.

Lender Related Party. “Lender Related Party” shall mean any Lender and any of its former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future Affiliate, officer, director, manager, employee, shareholder, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

Lenders. “Lenders” shall have the meaning set forth in Section 4.6(a).

Marketing Period. “Marketing Period” shall mean the first period of 18 consecutive business days (a) throughout which Parent shall have received the Required Financial Information; and (b) throughout and at the end of which nothing has occurred and no condition exists that would cause any of the Offer Conditions set forth in clauses “(2)(b),” “(2)(c),” “(2)(d)” (solely with respect to the failure to have performed the covenants of the Company contained in Section 5.14(a) in all material respects), “(2)(e)” and “(2)(f)” of Annex I to fail to be satisfied, assuming the Expiration Time were to be scheduled for any time during such period; provided, however, that: (i) the Marketing Period shall end no earlier than the tenth business day following the satisfaction of the Offer Condition set forth in clause “(2)(a)” of Annex I; (ii) if such 18 consecutive business day period has not ended on or prior to August 19, 2016, then it shall commence no earlier than September 6, 2016; (iii) (A) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period: (1) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm of nationally recognized standing; or (2) the Company shall have publicly announced any intention to restate any historical financial statements of the Company included in the Required Financial Information, or the Company shall have publicly announced that such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company has publicly announced that it has concluded no such restatement shall be required; and (B) if the Company shall have failed to file with the SEC any Company SEC Document on or prior to the date required therefor under the Exchange Act, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, such Company SEC Document has been so filed; and (iv) the Marketing Period shall be deemed to have ended on any date that the initial funding of the Debt Financing occurs. If at any time the Company believes in good faith that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Financial Information shall be deemed to have been delivered on the date specified in such notice and the Marketing Period will be deemed to have begun on the date specified in such notice, unless Parent in good faith believes that the Company has not completed the delivery of the Required Financial Information and, within three business days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered), it being understood and agreed that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information has in fact been delivered.

Material Contract. “Material Contract” shall have the meaning set forth in Section 3.8(o).

Merger. “Merger” shall have the meaning set forth in the Recitals.

MHLW. “MHLW” shall mean the Japanese Ministry of Health, Labor and Welfare.

Minimum Condition. “Minimum Condition” shall have the meaning set forth in Annex I.

Most Recent Balance Sheet. “Most Recent Balance Sheet” shall mean the balance sheet of the Company as of March 31, 2016, which is included in the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended March 31, 2016.

Non-Budgeted Capital Expenditure. “Non-Budgeted Capital Expenditure” shall have the meaning set forth in Section 5.1(p).

Offer. “Offer” shall have the meaning set forth in the Recitals.

Offer Commencement Date. “Offer Commencement Date” shall have the meaning set forth in Section 1.1(a).

Offer Conditions. “Offer Conditions” shall have the meaning set forth in Section 1.1(b).

Offer Documents. “Offer Documents” shall have the meaning set forth in Section 1.2(a).

Order. “Order” shall mean all court orders, judgments, injunctions, determinations, writs or decrees, or settlements under the jurisdiction of any Governmental Entity.

Organizational Documents. “Organizational Documents” shall mean, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, and (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement.

Owned Company IP. “Owned Company IP” shall mean all Intellectual Property and Intellectual Property Rights that are owned by the Company.

Parent. “Parent” shall have the meaning set forth in the Preamble.

Parent Related Party. “Parent Related Party” shall mean Parent, Acquisition Sub and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future Affiliate, officer, director, manager, employee, shareholder, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

Parent Termination Fee. “Parent Termination Fee” shall have the meaning set forth in Section 7.3(b).

Paying Agent. “Paying Agent” shall have the meaning set forth in Section 2.7.

Per Share Amount. “Per Share Amount” shall have the meaning set forth in the Recitals.

Permitted Encumbrances. “Permitted Encumbrances” shall mean (a) liens for taxes not yet due and payable, (b) liens, encumbrances or imperfections of title that have arisen in the ordinary course of business, (c) liens, encumbrances or imperfections of title resulting from or otherwise relating to any of the contracts referred to in the Company Disclosure Schedule, (d) liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents, (e) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction, (f) nonexclusive licenses of Owned Company IP, and (g) liens, encumbrances or imperfections of title which would not have a Company Material Adverse Effect.

Person. “Person” shall mean any individual or Entity.

Pharmaceutical Products. “Pharmaceutical Products” shall mean all Products being researched, tested, developed, manufactured or distributed by the Company.

PHSA. “PHSA” shall mean the Public Health Service Act of 1944, as amended.

Preferred Shares. “Preferred Shares” shall have the meaning set forth in Section 3.3(a).

Products. “Products” shall mean all “drugs” as such term is defined in Section 201 of the FDCA including all biological, pharmaceutical and drug candidates, compounds or products and any antibody, monoclonal antibody or therapeutic agent directed at a specific antigen or other target or in any therapeutic area.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, issued, filed or applied for under the authority of any Governmental Entity.

Representative. “Representative” shall mean, with respect to any Person, any director, officer, employee, advisor, agent or representative of such Person.

Required Financial Information. “Required Financial Information” shall mean: (a) the historical financial statements of the Company identified in paragraph 5 of Exhibit C to the Debt Commitment Letter; and (b) the financial information with respect to the Company reasonably necessary for the Parent to create the pro forma financial statements set forth in paragraph 6 of Exhibit C to the Debt Commitment Letter.

Schedule 14D-9. “Schedule 14D-9” shall have the meaning set forth in Section 1.3(a).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Short-term Investments. “Short-term Investments” shall mean the Company’s short-term investments determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the financial statements contained or incorporated by reference in the Company SEC Documents.

Solvent. “Solvent” shall have the meaning set forth in Section 4.7.

Specified Acquisition Transaction. “Specified Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Offer or the Merger) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 50% or more of the outstanding voting power of the Company; or (ii) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 50% or more of the outstanding voting power of the Company;

(b) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of the assets of any business or businesses that constitute or account for 50% or more of the net revenues, net income or assets of the Company; or

(c) any combination of the foregoing.

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 3.3(a), 3.3(e), 3.20, 3.21, 3.23, 3.24 and 3.25 of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body, or (b) at least 50% of the outstanding voting equity interests issued by such Entity.

Superior Proposal. “Superior Proposal” shall mean any bona fide written Acquisition Proposal that: (a) if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (other than Parent or Acquisition Sub) directly or indirectly becoming the beneficial owner of (i) any business or businesses that constitute or account for 50% or more of the net revenues, net income or assets of the Company, or (ii) a majority of the outstanding total voting power of the equity securities of the Company; and (b) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, to be more favorable to the holders of Company Shares from a financial point of view than the transactions contemplated by this Agreement after taking into account any factors that the Company Board deems appropriate, including the likelihood and timing of consummation (as compared to the transactions contemplated by this Agreement) and all legal, regulatory, financial, financing and other relevant aspects of such proposal.

Superior Proposal Notice. “Superior Proposal Notice” shall have the meaning set forth in Section 1.3(d)(i).

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 2.1.

Tail Policy. “Tail Policy” shall have the meaning set forth in Section 5.10(b).

Underwater Option. “Underwater Option” shall mean each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price for Company Shares subject to such Company Option that equals or exceeds the Per Share Amount.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

ARBOR PHARMACEUTICALS, LLC

a Delaware limited liability company;

AP ACQUISITION SUB, INC.,

a Delaware corporation; and

XENOPORT, INC.

a Delaware corporation

Dated as of May 21, 2016

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